UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2018

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 001-38646

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Dow Inc.
2211 H.H. Dow Way
Midland, MI 48674
(989) 636-1000

DuPont de Nemours, Inc. (formerly known as DowDuPont Inc.)
c/o The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
(989) 636-1000
(Former name or former address, if changed since last report)

REQUIRED INFORMATION

Financial statements for the years ended December 31, 2018 and 2017, supplemental schedule for the year ended December 31, 2018, and Report of Independent Registered Public Accounting Firm.

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements as of and for the Years Ended
December 31, 2018 and 2017 and Supplemental
Schedule for the Year Ended December 31, 2018

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

Report of Independent Registered Public Accounting Firm
Plan Committee and Plan Participants
The Dow Chemical Company Employees’ Savings Plan
Midland, Michigan
Opinion on the Financial Statements
We have audited the accompanying statement of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2018, the related statement of changes in net assets available for benefits for the year then ended and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risk of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Supplemental Information
The supplemental information in the accompanying Schedule of Assets Held at the End of Year as of December 31, 2018 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but included supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ BDO USA, LLP
BDO USA, LLP
Grand Rapids, Michigan
June 28, 2019
We have served as the Plan’s auditor since 2019.

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants
The Dow Chemical Company Employees’ Savings Plan

Opinion on the Financial Statements
We have audited the accompanying statement of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ PLANTE & MORAN, PLLC
Plante & Moran, PLLC
Flint, Michigan
June 26, 2018

We served as the Plan’s auditor from 2010 through 2018.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2018 and 2017

	2018			2017
	Allocated Participant Directed	Unallocated Non-participant Directed	Total	Allocated Participant Directed	Unallocated Non-participant Directed	Total
Assets
Investments - at fair value (Notes 3 and 4)	$8,315,896,596	$350,275,026	$8,666,171,622	$9,468,123,830	$727,199,386	$10,195,323,216
Fully benefit-responsive investment contracts - at contract value	2,024,506,428	—	2,024,506,428	2,160,384,796	—	2,160,384,796
Receivables - interest, dividends and other	7,948,721	1,631	7,950,352	4,073,137	3,693	4,076,830
Receivables - participant notes	113,531,034	—	113,531,034	114,458,502	—	114,458,502
Total Assets	$10,461,882,779	$350,276,657	$10,812,159,436	$11,747,040,265	$727,203,079	$12,474,243,344
Liabilities
LESOP loan payable (Note 5)	$—	$25,673,299	$25,673,299	$—	$39,129,934	$39,129,934
Other payables	4,952,913	1,240,196	6,193,109	4,393,126	1,890,244	6,283,370
Total Liabilities	$4,952,913	$26,913,495	$31,866,408	$4,393,126	$41,020,178	$45,413,304
Net Assets Available For Benefits	$10,456,929,866	$323,363,162	$10,780,293,028	$11,742,647,139	$686,182,901	$12,428,830,040
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2018

	Allocated Participant Directed	Unallocated Non- Participant Directed	Total
Additions
Investment income (loss)
Net realized/unrealized loss on investments	$(1,020,756,198)	$(123,990,381)	$(1,144,746,579)
Interest and dividends	158,402,928	11,795,448	170,198,376
Total investment loss	(862,353,270)	(112,194,933)	(974,548,203)
Employer contributions	501,217	—	501,217
Employee contributions	289,017,379	—	289,017,379
Interest on participant notes receivable	4,575,842	—	4,575,842
Allocation of 3,611,043 shares of common stock of DowDuPont Inc., at market	247,718,466	—	247,718,466
Total additions	$(320,540,366)	$(112,194,933)	$(432,735,299)
Deductions
Distributions and withdrawals	$960,363,428	$—	$960,363,428
Administrative expenses	1,632,780	—	1,632,780
Interest expense	—	2,906,340	2,906,340
Allocation of 3,611,043 shares of common stock of DowDuPont Inc., at market	—	247,718,466	247,718,466
Total deductions	$961,996,208	$250,624,806	$1,212,621,014
Net decrease	$(1,282,536,574)	$(362,819,739)	$(1,645,356,313)
Transfers in	651,634	—	651,634
Transfers out	(3,832,333)	—	(3,832,333)
Net Assets Available for Benefits
Beginning of year	11,742,647,139	686,182,901	12,428,830,040
End of year	$10,456,929,866	$323,363,162	$10,780,293,028
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN
The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the plan document or Summary Plan Description for the legal description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of (1) a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”) and (2) a leveraged employee stock ownership plan (“LESOP”) which is intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan covers any person who is, or becomes, a regular employee of The Dow Chemical Company (the "Company" or “TDCC”), or of certain of TDCC's subsidiaries, including former employees with balances in the Plan, subject to certain eligibility service requirements for part-time employees.

Merger - Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, TDCC and E. I. du Pont de Nemours and Company ("Historical DuPont") each merged with subsidiaries of DowDuPont Inc. ("DowDuPont") and, as a result, TDCC and Historical DuPont became subsidiaries of DowDuPont (the "Merger"). TDCC and Historical DuPont did not merge their defined contribution plans as a result of the Merger. See Note 7 for additional information.

Employee Contributions - Plan participants generally may elect to contribute from 0.5% to 40% of their compensation, depending on the participant's eligible pay, limited to a 0.5% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $18,500 in 2018. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $6,000 in 2018. Plan participants may elect to increase, decrease, suspend, or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll (within 60 days of being hired) are automatically enrolled to contribute 3% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1 until the contribution rate reaches 6%, unless the employee designates otherwise. The contributions default to the applicable BTC Lifepath Fund based on the employee's date of birth, unless otherwise designated by the employee. Effective January 1, 2019, the Plan was amended to automatically enroll newly hired eligible employees to contribute 6% of their eligible pay to the Plan, with annual 1% increases each April 1 until the contribution rate reaches 10%, unless otherwise designated by the employee.

Company Contributions - In general, the Company's matching contribution provides a 100% match on the first 2% of eligible pay deferrals and a 50% match of the next 4% of eligible pay deferrals. Legacy Rohm and Haas Company employees' Company matching contributions are calculated as 100% of the first 3% of eligible pay deferrals and a 50% match of the next 3% of eligible pay deferrals. For legacy Dow Silicones Corporation employees hired prior to January 1, 2006, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 2% of eligible pay deferrals; and for those hired on and after January 1, 2006 and prior to September 1, 2016, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 4% of eligible pay deferrals. During 2018, the Company's matching contribution was made from the LESOP in the form of DowDuPont stock. Employees were permitted to divest their DowDuPont stock at any time and elect one of the other investment options available to them under the Plan. See Note 7 for additional information.

In accordance with the provisions of the Plan, the Plan is required to release shares in proportion to the principal and interest paid on the LESOP loan as a percentage of beginning of year outstanding principal and interest. The shares released from unallocated LESOP shares are allocated to participants to satisfy the Company's matching requirements.

Except as otherwise provided by the Plan, if the required contributions are less than the value of shares released, the difference is allocated to eligible participants in the form of contingent matching contributions, and then to eligible participants, as an “Excess Employee Stock Ownership Program ("ESOP") Shares Distribution” contribution. For the year ended December 31, 2018, the total number of shares allocated as contingent matching contributions and Excess ESOP Shares Distribution contributions amounted to 1,412,383 shares of DowDuPont common stock, with a market value of $75,534,260. The Company allocated these shares to the participants in March 2019.

If the required Company matching contributions under the provisions of the Plan are greater than the value of the shares released, the Company is required to make an additional contribution to cover the shortfall. No such Company contributions were required or made for the year ended December 31, 2018.

Dividends - Participants invested in DowDuPont stock funds may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account. See Note 7 for additional information.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their plan account, including employee contributions, Company contributions, and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The plan makes a lump-sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in-service distributions upon the attainment of age 59-1/2. Active employees under the age of 59-1/2 may request a distribution in the event of a financial hardship as defined by the Plan.

Participant Notes Receivable - Active participants, retirees and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of:

•	50% of the total account balance or

•	$50,000 less the highest outstanding participant note receivable balance in the preceding 12 months

Note receivable repayments for active employees are made through payroll deductions, on an after tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is generally equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding at December 31, 2018 and 2017 was 3.25% to 10.5%.
Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Related Party and Party-In-Interest Transactions - Administrative expenses of the trustee are charged to the Plan. The net assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian and recordkeeper for all the investments in the Plan. Fidelity manages certain plan investments. All transactions with Fidelity qualify as party-in-interest transactions.

Plan investments include shares of common stock of TDCC's parent company as of December 31, 2018, DowDuPont Inc., and the Plan holds notes receivable from Plan participants. See Note 7 for additional information.

The Plan has a loan outstanding with Dorintal Reinsurance, Ltd., a related party. See Note 5 for additional information.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend, or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of DowDuPont, mutual funds, certain money market funds and common stock are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value per share (or its equivalent) of the fund, based on the fair market values of the underlying net assets. There are no redemption restrictions or unfunded commitments on these investments. Temporary investments are investments in short‑term money market funds in the respective investment funds. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic Guaranteed Investment Contracts (“Synthetic GICs”), a money market fund, and a common collective trust fund. All of the Plan's Synthetic GICs are fully benefit-responsive and are recorded at contract value. Contract value is the amount participants would normally receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents deposits made to the contract plus earnings at guaranteed crediting rates less withdrawals and applicable fees. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies and other financial institutions.

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts guarantee that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transaction under ERISA. The plan administrator does not believe that the occurrence of any such event that may limit the Plan's ability to transact at contract value is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan as of December 31, 2018 and 2017 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014 that the Plan is qualified and the trust established under the Plan is tax exempt under the appropriate sections of the Internal Revenue Code (the “Code”). Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The Plan is subject to routine audits by taxing authorities; however, there are currently no audits for any tax periods in progress.

Risks and Uncertainties - The Plan invests in various investment instruments, including shares of the common stock of DowDuPont. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN INVESTMENTS

The Plan's investment in The Dow Chemical Company LESOP, at December 31, 2018 and 2017, is presented in the following table:

	2018		2017
	Allocated	Unallocated	Allocated	Unallocated
Shares of DowDuPont Common Stock	15,286,397	6,527,850	15,491,810	10,138,893
Cost	$71,914,375	$134,156,362	$74,895,954	$188,524,586
Fair Value	$817,516,512	$349,109,418	$1,103,326,708	$722,091,959

4.	FAIR VALUE

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 (measured using quoted prices in active markets), the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 (measured using significant other observable inputs), where the Level 1 process is not available, the underlying assets are valued based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well established and recognized vendors of market data and placed through tolerance/quality checks.

For investments classified as Level 3, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment.

The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table presents information about certain assets of the Plan measured at fair value on a recurring basis.

Assets Measured at Fair Value on a Recurring Basis	December 31, 2018		December 31, 2017
	Total	Level 1	Total	Level 1
DowDuPont Inc. Common Stock:
Allocated participant directed	$1,715,552,832	$1,715,552,832	$2,263,079,811	$2,263,079,811
Unallocated non-participant directed	349,109,418	349,109,418	722,091,959	722,091,959
Common stock	30,217,099	30,217,099	33,004,235	33,004,235
Mutual funds	1,455,450,162	1,455,450,162	1,592,970,412	1,592,970,412
Temporary investments - Money market funds: [1]
Allocated participant directed	91,270,469	91,270,469	74,071,704	74,071,704
Unallocated non-participant directed	1,165,608	1,165,608	5,107,427	5,107,427
Total categorized assets at fair value	$3,642,765,588	$3,642,765,588	$4,690,325,548	$4,690,325,548
Fair value measured at net asset value per share: [2]
Common/collective trusts	5,023,406,034		5,504,997,668
Total assets at fair value	$8,666,171,622		$10,195,323,216

1.
The Plan sponsor reviewed the Plan's temporary investments and determined such investments are valued using quoted prices in active markets. Prior period amounts were updated to conform with the current year presentation.

2.
Investments in common/collective trusts are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2018.

5.	LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN AND LOAN PAYABLE

The Plan consists of a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Code and an ESOP that is intended to qualify (as a stock bonus plan) under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consists of (i) a leveraged employee stock ownership plan ("LESOP"), and (ii) the DowDuPont stock funds. The LESOP includes (i) the assets of the Suspense Account and (ii) a LESOP Stock Fund which (A) shall consist of shares of DowDuPont common stock acquired with the proceeds of exempt loans, and allocated to participant accounts, and (B) shall provide for such subaccounts as described in the definition of “LESOP Account” in Section 1.3 in the Plan and as further necessary. The portion of the Plan invested in the DowDuPont stock funds constitutes part of the employee stock ownership plan under Section 4975(e)(7) of the Code. The Trustee or its nominee votes all unallocated shares under the LESOP. See Note 7 for additional information.

The Plan has a loan outstanding with Dorintal Reinsurance, Ltd., a related party. At December 31, 2017, the loan bore interest at 10.03% and was scheduled to mature in 2020. The loan was refinanced in December 2018 and currently bears interest at 4% and matures in 2024. The Plan uses dividends paid on unallocated shares of DowDuPont common stock to make the scheduled quarterly principal and interest payments. If needed, the Plan may use dividends paid on allocated shares of DowDuPont common stock to make these scheduled payments. Dividends from allocated shares were used to pay principal and interest in 2018. These dividends were replaced by an equal value of shares released in accordance with the release fraction. The Company is required to make a cash contribution to fund any quarterly shortages in common stock dividends paid as compared to required principal and interest payments. There was no shortfall and no Company cash contribution for the year ended December 31, 2018. DowDuPont declared common stock dividends of $1.52 per share during 2018. See Note 7 for additional information.

Interest expense for the year ended December 31, 2018 is $2,906,340. The minimum principal payments on the refinanced loan to maturity are as follows:

Minimum Loan Principal Payment to Maturity
2019	$4,485,698
2020	4,667,836
2021	4,857,368
2022	5,054,596
2023	5,259,834
Thereafter	1,347,967
Total	$25,673,299

6.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2018 and 2017:

Reconciliation of Net Assets Available for Benefits per the Financial Statements to Form 5500 at December 31,	2018	2017
Net Assets Available for Benefits per the Financial Statements	$10,780,293,028	$12,428,830,040
Adjustment from Contract Value to Fair Value for Fully Benefit-responsive Synthetic GICs	(13,747,381)	16,499,744
Net Assets Available for Benefits per Form 5500	$10,766,545,647	$12,445,329,784

For the year ended December 31, 2018, the following is a reconciliation of total investment loss per the financial statements to Form 5500:

Reconciliation of Net Decrease in Net Assets Available for Benefits per the Financial Statements to Form 5500 for 2018
Net decrease in net assets available for benefits per the financial statements	$(1,645,356,313)
Adjustment from contract value to fair value for fully benefit-responsive synthetic GICs	(30,247,125)
Net income (loss) per Form 5500	$(1,675,603,438)

7.	SUBSEQUENT EVENTS
After the Merger as discussed in this annual report, DowDuPont announced its intent to pursue, subject to the receipt of approval by the Board of Directors of DowDuPont and customary closing conditions, the separation of its agriculture business, specialty products business and materials science business through a series of tax efficient transactions. As a result of these transactions, DowDuPont formed two wholly-owned subsidiaries: Dow Inc., to serve as a holding company for its materials science business, and Corteva, Inc., to serve as a holding company for its agriculture business.

On April 1, 2019, DowDuPont completed the distribution of Dow Inc. ("Dow Inc. Distribution"). Additionally, Dow Inc. commenced trading under the symbol “DOW” on the New York Stock Exchange on April 2, 2019. Fund unit trading for the Plan commenced on April 4, 2019. Prior to the commencement of unit trading on April 4, 2019, participants in the Plan who held DowDuPont stock fund units as of the close of business on March 29, 2019 received one unit of Dow Inc. stock funds for every three units of DowDuPont stock funds. No fractional units of Dow Inc. stock funds were issued. Instead, cash in lieu of any fractional units was paid and invested in the Plan money market fund. The DowDuPont common stock funds are closed to new investments within the Plan. Effective April 1, 2019, participants may elect to receive Dow Inc. stock fund dividends as a distribution rather than reinvesting dividends within the participant accounts and DowDuPont stock fund dividends are no longer eligible for distribution to participants.

As a result of the Dow Inc. Distribution, the LESOP stock funds held both Dow Inc. common stock and DowDuPont common stock. Additionally, the Company continued to be the sponsor of the Plan and was no longer a part of the DowDuPont controlled group, and DowDuPont common stock ceased to be an employer security with respect to the Plan under Section 407 of ERISA. Consequently, all DowDuPont common stock was sold and the proceeds were reinvested in Dow Inc. common stock. Future scheduled quarterly principal and interest payments on the loan outstanding with Dorintal Reinsurance, Ltd., will be made using dividends paid on unallocated shares of Dow Inc. common stock and allocated shares of Dow Inc. common stock, if needed. Additionally, Company matching contributions following April 1, 2019 are made from the LESOP in the form of Dow Inc. stock.

On June 1, 2019, DowDuPont completed the distribution of Corteva, Inc. (“Corteva, Inc. Distribution”). Additionally, Corteva, Inc. commenced trading under the symbol “CTVA” on the New York Stock Exchange on June 3, 2019. Fund unit trading for the Plan commenced on June 5, 2019. Prior to the commencement of unit trading on June 5, 2019, participants in the Plan who held DowDuPont stock fund units as of the close of business on May 31, 2019 received one unit of Corteva, Inc. stock funds for every three units of DowDuPont stock funds. No fractional units of Corteva, Inc. stock funds were issued. Instead, cash in lieu of any fractional units was paid to and invested in the Plan money market fund. The Corteva, Inc. stock funds are closed to new investments within the Plan. Following the Corteva, Inc. Distribution, DowDuPont continues to hold the specialty products business and changed its registered name from "DowDuPont Inc." to "DuPont de Nemours, Inc." ("DuPont"). The DowDuPont stock funds held in the account as of the close of business on May 31, 2019 were renamed DuPont stock funds and commenced trading on June 5, 2019.

Employees may divest their DowDuPont (now DuPont), Dow Inc., and Corteva, Inc. stock funds at any time and elect one of the other investment options available to them under the Plan.

In connection with the Dow Inc. Distribution and the Corteva, Inc. Distribution, DowDuPont, Dow Inc., and Corteva, Inc. entered into an employee matters agreement, effective as of April 1, 2019 (“Employee Matters Agreement”). The Employee Matters Agreement sets forth, among other matters that, as a result of the Dow Inc. Distribution, Plan participants aligned with DowDuPont’s agriculture business and specialty products business ceased contributions to the Plan. Additionally, Dow Inc. employees previously aligned with Historical DuPont’s material science business were allowed to enter the Plan as new participants when those entities formally adopted the Plan as of April 1, 2019. No Plan assets were transferred to or from the Plan as a result of the Dow Inc. Distribution. At the participant’s discretion, their assets in former plans can be rolled into the Plan.

SUPPLEMENTAL SCHEDULE

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2018
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
*	DowDuPont Inc.:
	DowDuPont Stock	DowDuPont Stock	**	$898,036,320
	LESOP	Allocated LESOP - DowDuPont Stock	**	817,516,512
	LESOP	Unallocated LESOP - DowDuPont Stock	$134,156,362	349,109,418
	Lilly Pre 91 Stock	Common Stock	**	2,729,256
	Lilly Post 90 Stock	Common Stock	**	7,251,015
	Linde Stock Fund	Common Stock	**	20,236,828
	T. Rowe Price US Treasury Fund	Common/Collective Trust	**	102,702,665
	PIM Total Return Inst	Mutual Fund	**	184,629,412
	TRP IS MID CP EQ GR	Mutual Fund	**	461,309,289
	NB Genesis R6	Mutual Fund	**	218,928,263
	TRP High Yield Inst	Mutual Fund	**	125,142,801
	BTC LP IDX RETIRE N	Common/Collective Trust	**	125,097,813
	BTC LP IDX 2020 N	Common/Collective Trust	**	240,071,291
	BTC LP IDX 2025 N	Common/Collective Trust	**	285,838,082
	BTC LP IDX 2030 N	Common/Collective Trust	**	266,656,486
	BTC LP IDX 2035 N	Common/Collective Trust	**	179,923,905
	BTC LP IDX 2040 N	Common/Collective Trust	**	140,971,548
	BTC LP IDX 2045 N	Common/Collective Trust	**	122,535,340
	BTC LP IDX 2050 N	Common/Collective Trust	**	99,199,625
	BTC LP IDX 2055 N	Common/Collective Trust	**	90,017,136
	BTC LP IDX 2060 N	Common/Collective Trust	**	5,289,655
	ACWI ex-US IMI Index	Common/Collective Trust	**	185,781,067
	American Century U.S. Real Estate Securities Trust	Common/Collective Trust	**	70,563,353
	Vang Inst 500 IDX TR	Common/Collective Trust	**	1,480,733,411
	Vang Inst Ext Mkt	Common/Collective Trust	**	375,849,437
	Vang Inst Tot Bd IDX	Common/Collective Trust	**	167,740,075
	Vang Global Equity	Mutual Fund	**	193,369,788
	Vang Dev Mkt IDX IP	Mutual Fund	**	139,512,891
	Vang Convertible Sec	Mutual Fund	**	27,671,732
	Vang LT Treasury ADM	Mutual Fund	**	45,529,650
	PIM Com Real Ret I	Mutual Fund	**	11,773,643
	PIM Real Return Inst	Mutual Fund	**	47,582,693
	Small Cap:
	BTC Russel 2000 Index Fund	Common/Collective Trust	**	296,719,283
	Emerging Markets IDX:
	Emerging Markets Non-Lend	Common/Collective Trust	**	103,060,692
	Forward			$7,889,080,375

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2018
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Forward			$7,889,080,375

*	Fidelity Contrafund Pool CL 2	Common/Collective Trust	**	684,655,170
*	Fidelity Govt MM Portfolio Inst Class	Money Market	**	29,932,288
	Non-Interest Bearing Cash	Temporary Investments	**	82
*	Fidelity Short Term Investment Fund	Money Market	**	62,503,707
*	Participant Loans	Interest recorded at prime rate (3.25% - 10.5%)	**	113,531,034
	Total			$8,779,702,656

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2018
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Pacific Life:
	G- 27523.01.0001 (see underlying assets at Appendix A)	PIMCO, Western; evergreen;
		Synthetic GIC	**	$256,308,783
	Voya Retirement & Annuity:
	60031-A	IGT Invesco ShrtTrm Bond:
		evergreen; Common/collective trusts	**	438,684,793
	60090 (see underlying assets at Appendix B)	Various Securities, maturity dates,
		and asset types	**	3,734,098
	Transamerica:
	MDA01078TR (see underlying assets at Appendix C)	IGT Invesco ShrtTrm Bond,
		Dow NISA; evergreen; Synthetic GIC	**	387,714,046
	RGA:
	RGA 00036 (see underlying assets at Appendix E)	IGT Invesco ShrtTrm Bond; Wellington
		Dow, evergreen; Synthetic GIC	**	221,970,544
	Prudential Insurance:
	GA-62233 (see underlying assets at Appendix D)	Jennison, evergreen;
		Synthetic GIC	**	356,240,483
	GA-63084	IGT Invesco ShrtTrm Bond;
		evergreen; Common/collective trusts	**	36,781,793
	Met Tower Life:
	38025	IGT INVESCO ShrtTrm Bond;
	(see underlying assets at Appendix E)	Wellington Dow; evergreen;	**	323,071,888
		MacKay Shields Dow; evergreen;
		Synthetic GIC
	Total guaranteed investment contracts			$2,024,506,428
	Total			$10,804,209,084

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2018

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	3.200% 11/06/2022 DD 05/14/15	800,000	$798,424	$788,051
	ABBVIE INC	3.600% 05/14/2025 DD 05/14/15	650,000	668,636	623,474
	AMERICAN EXPRESS CREDIT CORP	2.250% 05/05/2021 DD 05/05/16	270,000	272,519	264,214
	AMERICAN HONDA FINANCE CORP	VAR RT 11/05/2021 DD 09/06/17	700,000	697,158	689,871
	AMERICAN INTERNATIONAL GROUP I	4.125% 02/15/2024 DD 10/02/13	1,500,000	1,544,339	1,506,135
	AMGEN INC	2.700% 05/01/2022 DD 05/01/15	300,000	299,145	293,769
	ANTHEM INC	2.950% 12/01/2022 DD 11/21/17	600,000	599,718	585,144
	ARGENT SECURITIES INC A W10 M1	VAR RT 10/25/2034 DD 09/09/04	246,348	244,658	243,190
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	750,000	731,798	706,238
	AT&T INC	4.300% 02/15/2030 DD 08/15/18	2,049,000	2,059,798	1,936,285
	AUTODESK INC	3.125% 06/15/2020 DD 06/05/15	800,000	822,336	796,856
	BANC OF AMERICA MORTGAGE A 1A1	VAR RT 02/25/2034 DD 01/01/04	8,841	8,886	8,857
	BANK 2017-BNK7 BNK7 ASB	3.265% 09/15/2060 DD 09/01/17	1,000,000	1,029,960	987,760
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	1,052,000	1,059,004	982,726
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	2,800,000	2,925,580	2,837,996
	BARCLAYS PLC	3.200% 08/10/2021 DD 08/10/16	2,400,000	2,410,924	2,332,440
	BAT CAPITAL CORP	VAR RT 08/15/2022 DD 11/15/18	500,000	504,030	494,970
	BAYER US FINANCE II LLC 144A	VAR RT 06/25/2021 DD 06/25/18	700,000	700,000	690,676
	BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	70,929	69,908	69,774
	BMW US CAPITAL LLC 144A	VAR RT 04/12/2021 DD 04/12/18	1,000,000	1,000,000	990,270
	BPCE SA	4.000% 04/15/2024 DD 04/15/14	1,300,000	1,327,690	1,305,096
	BPCE SA	2.500% 07/15/2019 DD 07/15/14	400,000	398,068	398,464
	CALIFORNIA ST	7.950% 03/01/2036 DD 04/01/10	500,000	620,800	527,880
	CALIFORNIA ST	VAR RT 04/01/2047 DD 04/27/17	1,400,000	1,400,000	1,389,962
	CGMS COMMERCIAL MORTGAG B1 AAB	3.243% 08/15/2050 DD 08/01/17	2,300,000	2,360,131	2,284,176
	CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	500,000	537,530	504,805
	CITIGROUP COMMERCIAL GC11 AAB	2.690% 04/10/2046 DD 04/01/13	348,111	347,255	346,103
	CITIGROUP COMMERCIAL GC29 AAB	2.984% 04/10/2048 DD 04/01/15	700,000	715,230	695,576
	CITIGROUP COMMERCIAL MO B2 AAB	3.962% 03/10/2051 DD 03/01/18	700,000	720,960	724,899
	CITIGROUP COMMERCIAL MO P8 AAB	3.268% 09/15/2050 DD 09/01/17	1,100,000	1,132,985	1,092,476
	CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,800,000	2,830,354	2,633,736
	COBB-MARIETTA COLISEUM & EXHIB	2.700% 01/01/2022 DD 09/09/15	650,000	650,000	648,739
	COMCAST CORP	2.850% 01/15/2023 DD 01/14/13	500,000	489,095	490,280
	COMM 2013-CCRE11 MORT CR11 ASB	3.660% 08/10/2050 DD 10/01/13	600,000	626,814	607,902
	COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	800,000	823,980	809,472
	COMM 2015-DC1 MORTGAGE DC1 ASB	3.142% 02/10/2048 DD 03/01/15	400,000	411,995	400,116
	COMM 2016-COR1 MORTGA COR1 ASB	2.972% 10/10/2049 DD 10/01/16	500,000	505,645	494,435
	COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2034 DD 02/01/19	4,200,000	4,153,406	4,186,476
	COMMIT TO PUR FNMA SF MTG	3.500% 02/01/2034 DD 02/01/19	5,300,000	5,337,266	5,360,367
	COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2049 DD 01/01/19	5,300,000	5,349,688	5,402,714

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2018

COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2049 DD 01/01/19	5,200,000	5,242,250	5,324,332
CREDIT SUISSE AG/NEW YORK NY	3.625% 09/09/2024 DD 09/09/14	1,000,000	1,003,200	981,190
CREDIT SUISSE AG/NEW YORK NY	3.000% 10/29/2021 DD 10/29/14	900,000	894,600	888,588
CSAIL 2015-C1 COMMERCIA C1 ASB	3.351% 04/15/2050 DD 03/01/15	400,000	411,998	401,252
CSAIL 2015-C4 COMMERCIA C4 ASB	3.617% 11/15/2048 DD 11/01/15	1,000,000	1,075,039	1,011,340
CVS HEALTH CORP	4.100% 03/25/2025 DD 03/09/18	1,600,000	1,600,965	1,584,032
DAIMLER FINANCE NORTH AME 144A	2.300% 02/12/2021 DD 11/14/17	1,400,000	1,397,074	1,366,008
DAIMLER FINANCE NORTH AME 144A	VAR RT 05/04/2020 DD 05/04/18	800,000	800,000	795,544
DELL INTERNATIONAL LLC / 144A	4.420% 06/15/2021 DD 06/01/16	800,000	842,048	798,680
DELL INTERNATIONAL LLC / 144A	5.450% 06/15/2023 DD 06/01/16	400,000	436,568	407,056
DEUTSCHE BANK AG/NEW YORK NY	4.250% 10/14/2021 DD 04/14/18	1,200,000	1,197,156	1,173,300
DOMINION ENERGY GAS HOLDINGS L	2.500% 12/15/2019 DD 12/08/14	800,000	806,728	794,080
DUKE ENERGY CORP 144A	VAR RT 05/14/2021 DD 05/16/18	500,000	500,000	497,620
ECMC GROUP STUDENT L 2A A 144A	VAR RT 05/25/2067 DD 08/10/17	772,402	772,402	783,192
EMD FINANCE LLC 144A	2.400% 03/19/2020 DD 03/19/15	1,000,000	1,000,360	989,820
ENBRIDGE INC	2.900% 07/15/2022 DD 07/07/17	800,000	780,298	774,208
ENERGY TRANSFER OPERATING LP	4.150% 10/01/2020 DD 09/19/13	200,000	209,190	201,208
ENERGY TRANSFER PARTNERS LP /	5.750% 09/01/2020 DD 09/11/13	800,000	837,096	821,032
ENTERPRISE PRODUCTS OPERATING	6.500% 01/31/2019 DD 04/03/08	500,000	531,915	501,100
ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	944,180	35,100
ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	484,667	17,100
FEDERAL HOME LN BK CONS BD	3.375% 12/08/2023 DD 12/09/13	1,300,000	1,326,620	1,339,715
FEDERAL HOME LN BK CONS BD	2.125% 02/11/2020 DD 02/09/18	800,000	798,536	796,256
FEDERAL HOME LN MTG CORP	1.625% 09/29/2020 DD 09/29/17	1,500,000	1,497,285	1,476,525
FEDERAL HOME LN MTG CORP	2.375% 02/16/2021 DD 02/16/18	3,000,000	2,992,080	2,989,590
FEDERAL NATL MTG ASSN	1.875% 09/24/2026 DD 09/27/16	2,000,000	1,838,240	1,860,900
FEDERAL NATL MTG ASSN	2.000% 01/05/2022 DD 01/09/17	6,400,000	6,389,922	6,305,280
FEDERAL NATL MTG ASSN	2.375% 01/19/2023 DD 01/23/18	1,200,000	1,193,292	1,191,024
FEDERAL NATL MTG ASSN	1.750% 09/12/2019 DD 07/28/14	20,000,000	19,887,400	19,877,800
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	181,063	181,563	188,793
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	320,904	320,704	336,090
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	10,314	9,869	10,506
FHLMC POOL #G0-8835	3.500% 08/01/2048 DD 08/01/18	593,016	587,735	592,862
FHLMC POOL #G0-8841	3.500% 09/01/2048 DD 09/01/18	7,415,148	7,349,107	7,413,146
FHLMC MULTICLASS MTG	3.389% 03/25/2024 DD 06/01/14	1,000,000	1,029,951	1,016,920
FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	395,251	397,104	397,828
FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	448,365	449,486	447,764
FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	448,365	449,486	451,472
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	1,401,844	1,403,596	1,399,573
FHLMC MULTICLASS MTG 4736 CD	3.000% 08/15/2046 DD 11/01/17	663,362	653,100	661,478
FHLMC MULTICLASS MTG K006 AX1	VAR RT 01/25/2020 DD 04/01/10	2,154,411	21,135	15,339
FHLMC MULTICLASS MTG K007 X1	VAR RT 04/25/2020 DD 06/01/10	379,327	4,681	3,820
FHLMC MULTICLASS MTG K008 X1	VAR RT 06/25/2020 DD 09/01/10	446,099	8,993	7,414
FHLMC MULTICLASS MTG K065 A1	2.864% 10/25/2026 DD 07/01/17	679,281	692,829	677,087
FHLMC MULTICLASS MTG W5FX AFX	VAR RT 04/25/2028 DD 06/01/18	2,400,000	2,342,856	2,399,472

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2018

FIDELITY NATIONAL INFORMATION	5.000% 10/15/2025 DD 10/20/15	139,000	158,142	144,591
FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	2,321	2,302	2,283
FNMA POOL #0112511	VAR RT 09/01/2020 DD 01/01/91	685	689	679
FNMA POOL #0303298	VAR RT 01/01/2025 DD 04/01/95	2,029	2,083	2,034
FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	11,509	11,049	12,004
FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	13,379	13,718	13,726
FNMA POOL #0MA2705	3.000% 08/01/2046 DD 07/01/16	733,285	763,476	715,158
FNMA POOL #0MA3304	3.000% 02/01/2048 DD 02/01/18	593,839	571,385	578,975
FNMA GTD REMIC P/T 11-47 GF	VAR RT 06/25/2041 DD 05/25/11	1,075,295	1,079,663	1,086,703
FNMA GTD REMIC P/T 15-79 FE	VAR RT 11/25/2045 DD 10/25/15	697,612	693,579	698,079
FNMA GTD REMIC P/T 16-11 CF	VAR RT 03/25/2046 DD 02/25/16	792,778	790,301	794,356
FNMA GTD REMIC P/T 17-M12 A1	2.815% 06/25/2027 DD 10/01/17	1,485,753	1,500,584	1,475,620
FNMA GTD REMIC P/T 17-M8 A1	2.654% 05/25/2027 DD 07/01/17	500,125	505,108	498,199
FNMA GTD REMIC P/T 18-M12 FA	VAR RT 08/25/2025 DD 09/01/18	998,312	996,669	996,825
FORD CREDIT AUTO OWNE 1 A 144A	2.260% 11/15/2025 DD 05/15/14	1,000,000	999,751	996,920
FORD MOTOR CREDIT CO LLC	5.875% 08/02/2021 DD 08/01/11	650,000	712,992	666,621
FORD MOTOR CREDIT CO LLC	2.597% 11/04/2019 DD 11/04/14	800,000	793,720	791,168
FORD MOTOR CREDIT CO LLC	4.134% 08/04/2025 DD 08/04/15	900,000	937,629	810,702
GATX CORP	VAR RT 11/05/2021 DD 11/06/17	800,000	800,000	791,760
GENERAL ELECTRIC CO	2.700% 10/09/2022 DD 10/09/12	800,000	762,576	742,344
GENERAL ELECTRIC CO	4.650% 10/17/2021 DD 10/17/11	430,000	477,489	431,290
GENERAL MOTORS FINANCIAL CO IN	4.375% 09/25/2021 DD 09/25/14	500,000	524,475	500,970
GENERAL MOTORS FINANCIAL CO IN	VAR RT 10/04/2019 DD 10/06/16	800,000	803,400	803,248
GNMA POOL #0434797	8.500% 07/15/2030 DD 07/01/00	5,028	5,218	5,352
GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	2,585	2,683	2,658
GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	4,688	4,858	4,757
GNMA POOL #0486116	8.500% 07/15/2030 DD 07/01/00	9,172	9,508	9,192
GNMA POOL #0494885	8.500% 03/15/2030 DD 03/01/00	1,010	1,047	1,012
GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	309	320	310
GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	522	541	526
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	4,875	5,059	5,531
GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	4,173	4,327	4,604
GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	7,887	8,175	7,926
GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	20,383	22,208	21,868
GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	3,663	3,991	3,973
GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	28,812	31,392	30,911
GNMA GTD REMIC P/T 17-57 WF	VAR RT 12/20/2045 DD 04/01/17	735,760	735,272	733,759
GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	5,461	5,640	6,229
GNMA II POOL #0008089	VAR RT 12/20/2022 DD 12/01/92	25,914	26,352	26,344
GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	10,223	10,105	10,525
GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	10,840	10,887	11,161
GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	25,238	25,826	26,118
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	100,000	99,946	103,809
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	2,400,000	2,722,008	2,512,872
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	400,000	420,300	394,708

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2018

GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2023 DD 06/05/17	600,000	600,000	575,994
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	200,000	201,482	191,354
HARLEY-DAVIDSON FINANCIAL 144A	VAR RT 03/02/2021 DD 11/28/18	1,000,000	1,000,000	999,990
HSBC HOLDINGS PLC	3.600% 05/25/2023 DD 05/25/16	900,000	915,877	894,861
HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	1,500,000	1,522,230	1,486,860
HYUNDAI AUTO LEASE B A2B 144A	VAR RT 12/16/2019 DD 05/31/17	456,304	456,304	456,309
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	1,000,000	1,059,420	991,950
JACKSON NATIONAL LIFE GLO 144A	VAR RT 06/11/2021 DD 06/11/18	800,000	800,000	795,000
JAPAN BANK FOR INTERNATIONAL C	2.500% 06/01/2022 DD 06/01/17	500,000	499,510	492,865
JOHN DEERE CAPITAL CORP	VAR RT 09/10/2021 DD 09/10/18	800,000	800,000	792,016
JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	35,298	35,105	35,225
JPMBB COMMERCIAL MORTG C17 ASB	3.705% 01/15/2047 DD 12/01/13	582,048	609,264	588,340
JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	1,200,000	1,235,996	1,203,048
JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	1,000,000	1,029,996	1,000,760
JPMDB COMMERCIAL MORTGA C4 ASB	2.994% 12/15/2049 DD 11/01/16	900,000	926,999	879,156
JPMORGAN CHASE & CO	3.200% 01/25/2023 DD 01/25/13	1,000,000	1,036,420	985,430
JPMORGAN CHASE & CO	3.625% 05/13/2024 DD 05/13/14	3,000,000	3,128,610	2,980,020
KANSAS ST DEV FIN AUTH REVENUE	2.927% 04/15/2021 DD 08/20/15	950,000	950,000	948,309
KEYBANK NA/CLEVELAND OH	2.500% 12/15/2019 DD 11/24/14	250,000	256,076	248,465
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	500,000	516,530	499,255
KINDER MORGAN ENERGY PARTNERS	3.500% 09/01/2023 DD 02/28/13	1,500,000	1,480,858	1,457,055
KRAFT HEINZ FOODS CO	VAR RT 02/10/2021 DD 08/10/17	800,000	800,000	793,360
LEASEPLAN CORP NV 144A	2.875% 01/22/2019 DD 10/22/15	300,000	302,871	299,889
LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2017 DD 12/21/07	2,000,000	1,998,520	—
LLOYDS BANK PLC	VAR RT 05/07/2021 DD 05/08/18	400,000	400,000	395,968
LLOYDS BANKING GROUP PLC	VAR RT 11/07/2023 DD 11/07/17	900,000	900,000	852,237
LLOYDS BANKING GROUP PLC	4.050% 08/16/2023 DD 08/16/18	800,000	799,784	790,336
LOS ANGELES CA MUNI IMPT CORPL	3.432% 11/01/2021 DD 11/19/15	450,000	450,000	456,242
LOS ANGELES CNTY CA PUBLIC WKS	2.560% 12/01/2019 DD 09/02/15	870,000	870,000	867,199
LOS ANGELES CNTY CA REDEV REFU	2.000% 09/01/2023 DD 08/25/16	800,000	792,424	769,424
MAJAPAHIT HOLDING BV 144A	7.750% 01/20/2020	600,000	627,000	623,838
MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	14,362	14,430	14,330
MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	132,613	133,162	132,547
METROPOLITAN LIFE GLOBAL 144A	2.300% 04/10/2019 DD 04/10/14	550,000	549,280	549,065
METROPOLITAN LIFE GLOBAL 144A	VAR RT 09/07/2020 DD 09/07/18	1,300,000	1,300,000	1,291,446
MIAMI-DADE CNTY FL AVIATION RE	3.285% 10/01/2023 DD 08/30/18	800,000	800,000	809,136
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	2,000,000	2,131,000	1,973,100
MORGAN STANLEY	5.750% 01/25/2021 DD 01/25/11	2,000,000	2,298,480	2,085,300
MORGAN STANLEY BANK OF C13 ASB	3.557% 11/15/2046 DD 12/01/13	499,440	518,893	504,520
MORGAN STANLEY BANK OF C16 A4	3.600% 06/15/2047 DD 06/01/14	900,000	957,516	908,010
MORGAN STANLEY CAPITAL HR2 ASB	3.509% 12/15/2050 DD 12/01/17	700,000	720,984	703,990
MOTEL 6 TRUST 2017 MTL6 A 144A	VAR RT 08/15/2034 DD 09/11/17	765,518	765,518	752,589
NATIONAL RURAL UTILITIES COOPE	VAR RT 06/30/2021 DD 07/26/18	1,000,000	1,000,000	992,320
NAVIENT STUDENT LOA 3A A1 144A	VAR RT 07/26/2066 DD 04/20/17	196,640	196,640	196,699
NAVIENT STUDENT LOA 4A A1 144A	VAR RT 06/27/2067 DD 09/20/18	922,546	922,546	920,710

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2018

NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	552,021	552,021	556,134
NEW YORK CITY NY TRANSITIONAL	3.480% 08/01/2026 DD 09/25/18	1,000,000	1,000,000	995,320
NEW YORK ST URBAN DEV CORP REV	2.100% 03/15/2022 DD 03/23/17	1,640,000	1,639,229	1,617,384
NISSAN MOTOR ACCEPTANCE C 144A	VAR RT 09/21/2021 DD 09/21/18	1,000,000	1,000,000	980,290
NORTH CAROLINA ST TURNPIKE AUT	6.700% 01/01/2039 DD 07/29/09	345,000	385,579	345,000
NORTH CAROLINA ST TURNPIKE AUT	6.700% 01/01/2039 DD 07/29/09	255,000	284,993	255,839
ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	900,000	898,578	876,501
OVERSEAS PRIVATE INVT CORP	3.790% 06/15/2034 DD 03/17/14	1,046,404	1,046,894	1,086,920
PENSKE TRUCK LEASING CO L 144A	3.050% 01/09/2020 DD 12/11/14	800,000	822,952	796,584
PETROBRAS GLOBAL FINANCE BV	6.250% 03/17/2024 DD 03/17/14	200,000	200,980	202,900
PIONEER NATURAL RESOURCES CO	7.500% 01/15/2020 DD 11/13/09	850,000	1,041,905	883,269
PORT OF SEATTLE WA REVENUE	7.000% 05/01/2036 DD 07/16/09	750,000	876,195	760,388
PROTECTIVE LIFE GLOBAL FU 144A	2.161% 09/25/2020 DD 09/27/17	900,000	900,000	883,944
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	460,000	464,951	449,190
QUALCOMM INC	3.000% 05/20/2022 DD 05/20/15	400,000	399,848	393,520
QVC INC	4.850% 04/01/2024 DD 03/18/14	1,500,000	1,536,930	1,449,510
RECKITT BENCKISER TREASUR 144A	2.375% 06/24/2022 DD 06/26/17	800,000	799,248	768,376
REILLY MTG ASSOC 91ST FHA PROJ	VAR RT 02/01/2023 DD 11/04/99	7,693	7,886	7,702
RELIANCE STANDARD LIFE GL 144A	2.500% 04/24/2019 DD 04/24/14	1,000,000	997,670	997,540
REYNOLDS AMERICAN INC	6.875% 05/01/2020 DD 11/01/15	700,000	751,531	728,399
ROYAL BANK OF SCOTLAND GROUP P	3.875% 09/12/2023 DD 09/12/16	1,100,000	1,100,437	1,054,559
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	1,000,000	1,117,630	1,043,360
SAN JOSE CA REDEV AGY SUCCESSO	3.125% 08/01/2028 DD 12/21/17	800,000	754,056	769,344
SANTANDER UK GROUP HOLDINGS PL	3.125% 01/08/2021 DD 01/08/16	1,150,000	1,165,658	1,128,978
SANTANDER UK PLC	VAR RT 11/15/2021 DD 11/15/18	400,000	400,000	396,288
SBA TOWER TRUST 144A	2.898% 10/15/2044 DD 10/15/14	900,000	900,000	894,699
SLC STUDENT LOAN TRUST 20 1 A3	VAR RT 02/15/2025 DD 06/15/05	303,073	302,742	302,931
SLC STUDENT LOAN TRUST 20 2 A3	VAR RT 03/15/2027 DD 09/28/05	402,737	401,856	402,504
SLC STUDENT LOAN TRUST 20 2 A5	VAR RT 09/15/2026 DD 09/19/06	943,022	935,092	941,400
SLM STUDENT LOAN T 10 A7B 144A	VAR RT 10/25/2029 DD 04/25/18	600,000	600,000	599,484
SLM STUDENT LOAN T 3A A6B 144A	VAR RT 10/25/2064 DD 04/25/14	1,000,000	988,125	1,002,480
SLM STUDENT LOAN TRUST 20 1 A5	VAR RT 01/26/2026 DD 01/25/07	290,812	289,904	289,856
SLM STUDENT LOAN TRUST 20 3 A5	VAR RT 10/25/2024 DD 04/13/05	163,163	161,760	163,009
SLM STUDENT LOAN TRUST 20 4 A3	VAR RT 01/25/2027 DD 05/19/05	346,011	344,173	344,315
SLM STUDENT LOAN TRUST 20 8 A5	VAR RT 01/27/2025 DD 09/14/06	1,001,223	997,782	997,229
SMBC AVIATION CAPITAL FIN 144A	4.125% 07/15/2023 DD 07/30/18	500,000	498,965	502,270
SOCIETE GENERALE SA 144A	2.625% 09/16/2020 DD 09/16/15	1,150,000	1,144,975	1,136,246
SOUTHERN POWER CO 144A	VAR RT 12/20/2020 DD 11/20/17	800,000	800,000	790,136
SOUTHWEST AIRLINES CO	2.750% 11/06/2019 DD 11/06/14	500,000	498,980	498,135
STRYKER CORP	3.500% 03/15/2026 DD 03/10/16	800,000	764,936	769,280
TECH DATA CORP	3.700% 02/15/2022 DD 01/31/17	400,000	400,804	392,448
TELEFONICA EMISIONES SA	5.877% 07/15/2019 DD 07/06/09	650,000	722,605	657,787
TELEFONICA EMISIONES SA	5.462% 02/16/2021 DD 02/16/11	900,000	1,000,629	932,715
TEVA PHARMACEUTICAL FINANCE NE	2.200% 07/21/2021 DD 07/21/16	600,000	577,740	551,526
THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	67,723	67,696	67,506

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2018

TOYOTA MOTOR CREDIT CORP	VAR RT 05/17/2022 DD 05/17/18	1,100,000	1,100,000	1,087,812
TYSON FOODS INC	3.950% 08/15/2024 DD 08/08/14	700,000	756,035	695,940
U S TREASURY NOTE	1.500% 08/15/2026 DD 08/15/16	100,000	97,093	92,250
U S TREASURY NOTE	1.875% 07/31/2022 DD 07/31/17	5,700,000	5,712,246	5,581,782
U S TREASURY NOTE	2.250% 10/31/2024 DD 10/31/17	2,650,000	2,670,489	2,605,798
U S TREASURY NOTE	2.250% 02/15/2021 DD 02/15/18	4,500,000	4,492,441	4,475,565
U S TREASURY NOTE	2.750% 08/31/2023 DD 08/31/18	4,000,000	3,967,344	4,044,840
U S TREASURY NOTE	2.875% 11/30/2023 DD 11/30/18	1,300,000	1,307,313	1,322,646
U S TREASURY NOTE	1.750% 03/31/2022 DD 03/31/15	3,000,000	3,005,156	2,932,740
U S TREASURY NOTE	1.375% 04/30/2021 DD 04/30/16	4,800,000	4,791,609	4,681,488
U S TREASURY NOTE	2.250% 02/15/2027 DD 02/15/17	3,100,000	3,088,293	3,010,162
U S TREASURY NOTE	2.000% 04/30/2024 DD 04/30/17	4,100,000	4,063,164	3,991,719
U S TREASURY NOTE	2.375% 05/15/2027 DD 05/15/17	6,480,000	6,554,333	6,344,309
U S TREASURY NOTE	2.000% 05/31/2024 DD 05/31/17	5,200,000	5,217,976	5,059,444
UBS COMMERCIAL MORTGAGE C4 ASB	3.366% 10/15/2050 DD 10/01/17	500,000	514,982	496,035
UBS COMMERCIAL MORTGAGE C7 ASB	3.586% 12/15/2050 DD 12/01/17	800,000	823,995	807,176
UBS GROUP FUNDING SWITZER 144A	VAR RT 08/15/2023 DD 08/15/17	1,600,000	1,600,000	1,538,864
UBS-BARCLAYS COMMERCIAL C5 AAB	2.687% 03/10/2046 DD 02/01/13	418,428	416,403	415,670
UNIV OF CALIFORNIA CA REVENUES	2.719% 05/15/2024 DD 09/28/17	700,000	700,000	685,713
UTAH ST	3.539% 07/01/2025 DD 09/30/10	1,350,000	1,450,802	1,382,346
VERIZON COMMUNICATIONS INC	3.376% 02/15/2025 DD 08/16/17	2,589,000	2,561,966	2,512,391
VOLKSWAGEN GROUP OF AMERI 144A	2.450% 11/20/2019 DD 11/20/14	500,000	499,500	495,235
WELLS FARGO & CO	VAR RT 01/24/2023 DD 01/24/17	1,600,000	1,600,000	1,584,528
WELLS FARGO & CO	3.300% 09/09/2024 DD 09/09/14	2,500,000	2,488,775	2,418,350
WELLS FARGO COMMERCIAL C30 ASB	3.412% 09/15/2058 DD 08/01/15	800,000	856,438	803,712
WELLS FARGO COMMERCIAL C35 ASB	2.788% 07/15/2048 DD 07/01/16	600,000	617,980	588,750
WESTJET AIRLINES LTD 144A	3.500% 06/16/2021 DD 06/16/16	1,000,000	1,025,000	991,300
WISCONSIN ST GEN FUND ANNUAL A	1.899% 05/01/2022 DD 08/16/16	800,000	800,000	773,968
YALE UNIVERSITY	2.086% 04/15/2019 DD 04/10/14	350,000	357,884	349,587
ZIMMER BIOMET HOLDINGS INC	3.550% 04/01/2025 DD 03/19/15	800,000	826,712	760,360
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2034 DD 01/01/19	5,000,000	(5,042,578)	(5,042,578)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2034 DD 01/01/19	4,200,000	(4,138,969)	(4,138,969)
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2034 DD 02/01/19	4,200,000	(4,153,406)	(4,153,406)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2034 DD 01/01/19	300,000	(302,555)	(302,555)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2034 DD 01/01/19	300,000	(301,500)	(301,500)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2034 DD 01/01/19	5,000,000	(5,025,781)	(5,025,781)
COMMIT TO PUR FNMA SF MTG	3.500% 02/01/2034 DD 02/01/19	5,300,000	(5,337,266)	(5,337,266)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2049 DD 01/01/19	5,300,000	(5,349,688)	(5,349,688)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2034 DD 01/01/19	(4,200,000)	4,156,688	4,156,688
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2034 DD 01/01/19	(300,000)	302,320	302,320
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2034 DD 01/01/19	(300,000)	302,555	302,555
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2034 DD 01/01/19	(5,000,000)	5,042,578	5,042,578
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2034 DD 01/01/19	(5,000,000)	5,038,672	5,038,672
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2049 DD 01/01/19	5,200,000	(5,242,250)	(5,242,250)
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	(618)	618	618

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001
December 31, 2018

FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	(5,493)	5,493	5,493
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	(182)	182	182
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	(59,205)	59,205	59,205
90DAY EURO$ FUTURE (CME)	EXP JUN 19	112	(7,125)	(7,125)
90DAY EURO$ FUTURE (CME)	EXP DEC 19	62	52,700	52,700
US 5YR NOTE FUTURE (CBT)	EXP MAR 19	165	297,508	297,508
US ULTRA BOND (CBT)	EXP MAR 19	(16)	(135,125)	(135,125)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		4,989,153	4,989,153
TOTAL UNDERLYING ASSETS			$261,864,478	253,202,827
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				3,105,956
CONTRACT VALUE				$256,308,783

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR VOYA RETIREMENT & ANNUITY 60090
December 31, 2018

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	AMERIQUEST MORTGAGE SEC AR2 M1	VAR RT 05/25/2033 DD 05/14/03	4,221	$4,221	$4,174
	ASSET BACKED SECURITIES HE3 M1	VAR RT 06/15/2033 DD 06/03/03	8,958	8,949	8,944
	ASSET BACKED SECURITIES HE4 M2	VAR RT 08/15/2033 DD 08/06/03	4,346	4,346	4,265
	CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	3,292	3,271	3,278
	CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	3,421	3,423	3,408
	CDC MORTGAGE CAPITAL TR HE3 M1	VAR RT 03/25/2033 DD 11/27/02	2,042	2,045	2,048
	COUNTRYWIDE ASSET-BACKED 5 MV1	VAR RT 03/25/2033 DD 12/30/02	1,575	1,595	1,568
	GNMA II POOL #0891616	VAR RT 06/20/2058 DD 07/01/08	329,858	336,339	336,468
	GS MORTGAGE SECURITIE GCJ7 AAB	2.935% 05/10/2045 DD 06/01/12	564,976	581,343	563,603
	GSAMP TRUST 2002-HE HE M1	VAR RT 11/20/2032 DD 11/27/02	1,025	1,043	1,023
	HOME EQUITY ASSET TRUST 2 4 M1	VAR RT 10/25/2033 DD 06/27/03	12,661	12,661	12,531
	HOME EQUITY ASSET TRUST 2 5 M1	VAR RT 12/25/2033 DD 08/28/03	2,008	2,008	2,023
	LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	34,104	34,104	34,080
	MORGAN STANLEY ABS CAPI HE1 M1	VAR RT 05/25/2033 DD 06/27/03	10,373	10,373	10,286
	MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	3,054	3,054	3,079
	MORGAN STANLEY BANK OF C24 A1	1.706% 05/15/2048 DD 08/01/15	253,656	254,845	250,635
	MORGAN STANLEY DEAN WIT NC5 M3	VAR RT 10/25/2032 DD 10/29/02	843	844	834
	U S TREASURY NOTE	0.875% 05/15/2019 DD 05/15/16	1,000,000	994,844	994,100
	U S TREASURY NOTE	1.750% 05/31/2022 DD 05/31/17	1,000,000	1,000,156	976,250
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		511,623	511,623
	TOTAL UNDERLYING ASSETS			$3,771,087	3,724,220
	ADJUSTMENT FROM MARKET TO CONTRACT VALUE				9,878
	CONTRACT VALUE				$3,734,098

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2018

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBOTT LABORATORIES	3.400% 11/30/2023 DD 11/22/16	945,000	$927,031	$942,111
	ALIMENTATION COUCHE-TARD 144A	2.350% 12/13/2019 DD 12/14/17	895,000	894,893	886,650
	ALLERGAN SALES LLC 144A	5.000% 12/15/2021 DD 12/10/13	325,000	351,878	334,393
	AMERICAN EXPRESS CO	3.700% 08/03/2023 DD 08/03/18	175,000	173,259	175,506
	AMERICAN EXPRESS CREDIT CORP	2.600% 09/14/2020 DD 09/14/15	120,000	119,323	118,772
	ANHEUSER-BUSCH COS LLC / 144A	3.650% 02/01/2026 DD 08/01/18	495,000	468,433	468,047
	ANTHEM INC	3.125% 05/15/2022 DD 05/07/12	1,180,000	1,161,899	1,162,666
	ASTRAZENECA PLC	3.500% 08/17/2023 DD 08/17/18	390,000	381,771	387,956
	AT&T INC 144A	0.000% 11/27/2022 DD 11/27/07	2,000,000	1,542,500	1,733,520
	BANK OF AMERICA CORP	3.300% 01/11/2023 DD 01/11/13	345,000	336,893	339,777
	BANK OF AMERICA CORP	VAR RT 07/21/2023 DD 07/21/17	785,000	755,625	759,307
	BANK OF AMERICA CORP	VAR RT 12/20/2023 DD 12/20/17	355,000	341,940	345,064
	BANK OF AMERICA CORP	VAR RT 03/05/2024 DD 03/05/18	325,000	319,516	321,071
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	420,000	420,932	425,699
	BANK OF MONTREAL	VAR RT 10/05/2028 DD 10/05/18	395,000	395,000	393,219
	BARCLAYS PLC	VAR RT 05/16/2024 DD 05/16/18	800,000	800,000	777,800
	BAT CAPITAL CORP	3.222% 08/15/2024 DD 08/15/18	148,000	139,921	136,321
	BAXALTA INC	2.875% 06/23/2020 DD 12/23/15	128,000	127,959	126,857
	BAYER US FINANCE II LLC 144A	3.875% 12/15/2023 DD 06/25/18	1,575,000	1,569,866	1,546,430
	BERKSHIRE HATHAWAY ENERGY CO	2.375% 01/15/2021 DD 01/05/18	1,245,000	1,244,278	1,227,981
	BERKSHIRE HATHAWAY INC	2.200% 03/15/2021 DD 03/15/16	200,000	204,749	197,376
	BP CAPITAL MARKETS AMERICA INC	4.500% 10/01/2020 DD 10/01/18	115,000	117,141	117,744
	BRISTOL-MYERS SQUIBB CO	1.750% 03/01/2019 DD 10/31/13	580,000	581,305	578,747
	CANADIAN NATURAL RESOURCES LTD	2.950% 01/15/2023 DD 05/30/17	425,000	424,375	406,232
	CAPITAL ONE BANK USA NA	3.375% 02/15/2023 DD 02/11/13	535,000	513,637	516,580
	CAPITAL ONE NA	2.650% 08/08/2022 DD 08/08/17	140,000	133,510	134,442
	CELGENE CORP	3.250% 02/20/2023 DD 02/20/18	315,000	314,238	307,582
	CENTERPOINT ENERGY INC	3.600% 11/01/2021 DD 10/05/18	935,000	934,729	936,954
	CF INDUSTRIES INC 144A	3.400% 12/01/2021 DD 11/21/16	340,000	339,500	333,377
	CHARTER COMMUNICATIONS OPERATI	4.500% 02/01/2024 DD 07/03/18	315,000	314,663	314,521
	CIGNA CORP 144A	3.400% 09/17/2021 DD 09/17/18	2,280,000	2,280,000	2,274,824
	CITIBANK NA	3.400% 07/23/2021 DD 07/23/18	1,590,000	1,588,251	1,592,019
	CITIGROUP INC	VAR RT 07/24/2023 DD 07/24/17	735,000	704,968	711,282
	CITIGROUP INC	VAR RT 01/24/2023 DD 01/24/18	485,000	485,113	476,391
	CITIGROUP INC	VAR RT 06/01/2024 DD 05/22/18	945,000	946,001	947,655
	COMCAST CORP	3.700% 04/15/2024 DD 10/05/18	1,920,000	1,919,885	1,931,731
	CONAGRA BRANDS INC	4.300% 05/01/2024 DD 10/22/18	1,000,000	999,500	993,970

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2018

CONSTELLATION BRANDS INC	2.650% 11/07/2022 DD 11/07/17	480,000	460,032	459,614
CONTINENTAL RESOURCES INC/OK	3.800% 06/01/2024 DD 05/19/14	215,000	209,125	203,534
COOPERATIEVE RABOBANK UA	3.950% 11/09/2022 DD 11/09/12	275,000	276,697	274,104
CVS HEALTH CORP	3.700% 03/09/2023 DD 03/09/18	1,730,000	1,714,499	1,711,489
DAIMLER FINANCE NORTH AME 144A	1.750% 10/30/2019 DD 10/31/16	910,000	908,708	897,906
DAIMLER FINANCE NORTH AME 144A	2.300% 01/06/2020 DD 01/06/17	420,000	419,807	415,414
DEVON ENERGY CORP	3.250% 05/15/2022 DD 05/14/12	170,000	166,952	165,657
DISCOVERY COMMUNICATIONS LLC	2.200% 09/20/2019 DD 09/21/17	510,000	509,801	504,665
DOMINION ENERGY GAS HOLDINGS L	2.500% 12/15/2019 DD 12/08/14	515,000	514,804	511,189
DTE ENERGY CO	3.700% 08/01/2023 DD 08/06/18	55,000	54,914	54,615
EASTMAN CHEMICAL CO	3.500% 12/01/2021 DD 11/06/18	470,000	468,717	472,355
ENERGY TRANSFER OPERATING LP	4.200% 09/15/2023 DD 06/08/18	1,000,000	999,260	985,540
ENERGY TRANSFER PARTNERS LP /	4.500% 11/01/2023 DD 11/01/13	260,000	257,876	260,086
ENERGY TRANSFER PARTNERS LP /	5.750% 09/01/2020 DD 09/11/13	425,000	463,815	436,173
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	905,000	916,032	885,126
FEDERAL NATL MTG ASSN	2.500% 04/13/2021 DD 04/13/18	3,225,000	3,220,195	3,222,356
FEDERAL NATL MTG ASSN	2.875% 09/12/2023 DD 09/14/18	2,075,000	2,066,493	2,099,423
FISCAL YEAR 2005 SECURITIZATIO	4.930% 04/01/2020 DD 12/02/04	100,000	107,461	100,781
FORD MOTOR CREDIT CO LLC	3.813% 10/12/2021 DD 08/09/18	500,000	500,000	485,595
FORTIVE CORP	1.800% 06/15/2019 DD 06/15/17	96,000	95,897	94,852
GENERAL MOTORS FINANCIAL CO IN	3.500% 11/07/2024 DD 11/07/17	530,000	485,565	484,606
GENERAL MOTORS FINANCIAL CO IN	4.150% 06/19/2023 DD 06/19/18	685,000	683,986	667,430
GEORGIA POWER CO	2.000% 09/08/2020 DD 08/08/17	845,000	844,713	825,810
GNMA GTD REMIC P/T 11-121 FA	VAR RT 03/16/2043 DD 09/16/11	248,943	249,662	248,365
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2023 DD 06/05/17	315,000	316,262	302,397
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/31/2022 DD 10/31/17	1,405,000	1,405,000	1,364,550
HSBC HOLDINGS PLC	VAR RT 03/13/2023 DD 03/13/17	875,000	875,000	856,328
HUNTINGTON NATIONAL BANK/THE	3.250% 05/14/2021 DD 05/15/18	140,000	138,895	139,651
INTERNATIONAL FLAVORS & FRAGRA	3.400% 09/25/2020 DD 09/26/18	260,000	259,917	260,200
JPMORGAN CHASE & CO	VAR RT 07/23/2024 DD 07/23/18	1,300,000	1,298,425	1,302,353
JPMORGAN CHASE BANK NA	VAR RT 04/26/2021 DD 04/26/18	1,140,000	1,140,000	1,135,394
KEURIG DR PEPPER INC 144A	4.057% 05/25/2023 DD 05/25/18	1,000,000	1,000,000	996,540
KREDITANSTALT FUER WIEDERAUFBA	1.625% 05/29/2020 DD 05/31/17	2,145,000	2,141,761	2,115,206
KROGER CO/THE	3.300% 01/15/2021 DD 12/23/13	480,000	490,766	477,931
KROGER CO/THE	1.500% 09/30/2019 DD 10/03/16	410,000	409,799	404,313
LINCOLN NATIONAL CORP	4.000% 09/01/2023 DD 08/16/13	1,000,000	1,034,310	1,019,420
LOCKHEED MARTIN CORP	2.500% 11/23/2020 DD 11/23/15	900,000	890,478	889,515
MANUFACTURERS & TRADERS TRUST	2.250% 07/25/2019 DD 07/25/14	110,000	109,674	109,612
MARSH & MCLENNAN COS INC	2.750% 01/30/2022 DD 01/12/17	800,000	798,904	784,112
METROPOLITAN LIFE GLOBAL 144A	3.875% 04/11/2022 DD 04/10/12	565,000	568,882	572,255
MITSUBISHI UFJ FINANCIAL GROUP	3.455% 03/02/2023 DD 03/02/18	265,000	265,000	263,373

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2018

MONDELEZ INTERNATIONAL HO 144A	1.625% 10/28/2019 DD 10/28/16	500,000	493,070	493,040
MOODY'S CORP	3.250% 06/07/2021 DD 06/07/18	95,000	94,858	94,633
MORGAN STANLEY	VAR RT 02/14/2020 DD 02/17/17	510,000	510,000	510,015
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	203,000	227,438	206,559
NATIONAL RURAL UTILITIES COOPE	1.650% 02/08/2019 DD 02/08/16	515,000	514,387	514,248
NCUA GUARANTEED NOTES	3.450% 06/12/2021 DD 06/16/11	885,000	947,879	901,605
NISOURCE INC 144A	3.650% 06/15/2023 DD 06/11/18	365,000	363,414	365,617
NISSAN MOTOR ACCEPTANCE C 144A	2.150% 09/28/2020 DD 09/28/17	945,000	944,206	918,294
NORTHERN STATES POWER CO/MN	2.200% 08/15/2020 DD 08/11/15	400,000	399,264	394,580
NORTHROP GRUMMAN CORP	3.250% 08/01/2023 DD 05/31/13	135,000	132,260	132,858
PECO ENERGY CO	1.700% 09/15/2021 DD 09/21/16	815,000	814,772	785,163
PFIZER INC	3.000% 09/15/2021 DD 09/07/18	185,000	184,750	186,104
PLAINS ALL AMERICAN PIPELINE L	2.600% 12/15/2019 DD 12/09/14	510,000	509,046	502,467
PNC BANK NA	2.300% 06/01/2020 DD 06/01/15	145,000	143,041	143,048
PROCTER & GAMBLE - ESOP	9.360% 01/01/2021 DD 12/04/90	68,418	87,233	72,546
PUBLIC SERVICE ENTERPRISE GROU	2.650% 11/15/2022 DD 11/06/17	1,060,000	1,058,654	1,024,999
REGIONS FINANCIAL CORP	2.750% 08/14/2022 DD 08/14/17	235,000	234,880	226,723
REGIONS FINANCIAL CORP	3.800% 08/14/2023 DD 08/13/18	345,000	344,796	345,618
SAN DIEGO GAS & ELECTRIC CO	1.914% 02/01/2022 DD 03/12/15	285,002	285,002	279,653
SANTANDER UK GROUP HOLDINGS PL	VAR RT 01/05/2024 DD 01/05/18	1,385,000	1,385,000	1,314,130
SEMPRA ENERGY	3.550% 06/15/2024 DD 06/13/14	410,000	407,319	401,919
SEMPRA ENERGY	2.400% 02/01/2020 DD 01/12/18	490,000	489,334	483,410
SOUTHERN CALIFORNIA EDISON CO	1.845% 02/01/2022 DD 01/16/15	347,500	347,500	337,982
SOUTHERN CO/THE	2.350% 07/01/2021 DD 05/24/16	605,000	604,177	587,534
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	155,000	154,335	149,684
STARBUCKS CORP	3.800% 08/15/2025 DD 08/10/18	260,000	259,761	257,119
SUMITOMO MITSUI FINANCIAL GROU	2.846% 01/11/2022 DD 01/12/17	155,000	151,028	152,151
SUMITOMO MITSUI FINANCIAL GROU	3.748% 07/19/2023 DD 07/19/18	335,000	335,000	337,147
SUNTRUST BANK/ATLANTA GA	2.250% 01/31/2020 DD 02/01/17	925,000	924,649	914,030
SUNTRUST BANK/ATLANTA GA	VAR RT 08/02/2022 DD 07/26/18	875,000	875,000	872,384
TENNESSEE GAS PIPELINE CO LLC	7.000% 03/15/2027 DD 03/13/97	135,000	155,621	152,600
TEXTRON INC	3.875% 03/01/2025 DD 11/06/14	425,000	441,354	414,273
TIME WARNER ENTERTAINMENT CO L	8.375% 03/15/2023 DD 09/15/93	80,000	90,834	91,266
TORONTO-DOMINION BANK/THE	1.800% 07/13/2021 DD 07/13/16	245,000	240,837	237,084
TORONTO-DOMINION BANK/THE	3.250% 06/11/2021 DD 06/12/18	340,000	339,847	341,394
TOYOTA MOTOR CREDIT CORP	1.700% 02/19/2019 DD 02/19/16	230,000	231,163	229,575
U S TREASURY NOTE	1.125% 08/31/2021 DD 08/31/16	5,245,000	4,992,820	5,062,631
U S TREASURY NOTE	1.875% 07/31/2022 DD 07/31/17	2,180,000	2,111,684	2,134,787
U S TREASURY NOTE	1.625% 10/15/2020 DD 10/15/17	11,355,000	11,136,771	11,177,976
U S TREASURY NOTE	2.125% 11/30/2024 DD 11/30/17	2,315,000	2,260,290	2,259,579
U S TREASURY NOTE	1.875% 12/15/2020 DD 12/15/17	1,200,000	1,197,253	1,185,708
U S TREASURY NOTE	2.000% 01/15/2021 DD 01/15/18	20,700,000	20,444,392	20,491,344

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2018

U S TREASURY NOTE	2.250% 02/15/2021 DD 02/15/18	2,165,000	2,146,141	2,153,244
U S TREASURY NOTE	2.375% 04/15/2021 DD 04/15/18	4,615,000	4,560,377	4,603,463
U S TREASURY NOTE	2.375% 04/30/2020 DD 04/30/18	7,365,000	7,347,702	7,345,409
U S TREASURY NOTE	2.750% 08/15/2021 DD 08/15/18	6,610,000	6,595,024	6,654,684
U S TREASURY NOTE	2.875% 09/30/2023 DD 09/30/18	8,310,000	8,292,679	8,445,038
U S TREASURY NOTE	2.875% 10/15/2021 DD 10/15/18	4,365,000	4,365,749	4,411,051
U S TREASURY NOTE	2.875% 10/31/2020 DD 10/31/18	1,505,000	1,514,641	1,514,406
U S TREASURY NOTE	3.125% 11/15/2028 DD 11/15/18	235,000	240,545	243,758
U S TREASURY NOTE	2.875% 11/30/2025 DD 11/30/18	970,000	965,150	987,392
U S TREASURY NOTE	2.875% 11/30/2023 DD 11/30/18	1,405,000	1,409,128	1,429,475
U S TREASURY NOTE	2.750% 11/30/2020 DD 11/30/18	9,935,000	9,918,166	9,980,006
U S TREASURY NOTE	2.625% 12/15/2021 DD 12/15/18	4,515,000	4,512,054	4,535,272
U S TREASURY NOTE	1.625% 03/31/2019 DD 03/31/14	2,320,000	2,362,956	2,315,453
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	600,000	573,906	589,662
U S TREASURY NOTE	3.375% 11/15/2019 DD 11/15/09	395,000	397,530	397,378
U S TREASURY NOTE	1.875% 10/31/2022 DD 10/31/15	11,505,000	11,018,463	11,247,978
U S TREASURY NOTE	1.625% 11/30/2020 DD 11/30/15	5,780,000	5,852,328	5,684,746
U S TREASURY NOTE	2.125% 12/31/2022 DD 12/31/15	7,795,000	7,612,808	7,685,091
U S TREASURY NOTE	1.750% 05/15/2022 DD 05/15/12	3,305,000	3,174,382	3,227,399
U S TREASURY NOTE	1.250% 10/31/2021 DD 10/31/16	1,820,000	1,734,448	1,759,285
U S TREASURY NOTE	1.125% 01/31/2019 DD 01/31/17	2,985,000	2,980,699	2,982,134
U S TREASURY NOTE	2.000% 07/31/2020 DD 07/31/13	750,000	762,545	743,820
U S TREASURY NOTE	2.500% 08/15/2023 DD 08/15/13	3,805,000	3,763,086	3,803,820
U S TREASURY NOTE	2.125% 08/31/2020 DD 08/31/13	5,050,000	4,989,348	5,016,468
U S TREASURY NOTE	1.500% 04/15/2020 DD 04/15/17	3,150,000	3,102,859	3,108,042
U S TREASURY NOTE	1.875% 04/30/2022 DD 04/30/17	11,030,000	10,745,184	10,818,886
U S TREASURY NOTE	2.125% 05/15/2025 DD 05/15/15	2,185,000	2,089,681	2,126,289
U S TREASURY NOTE	1.625% 07/31/2020 DD 07/31/15	5,965,000	5,976,184	5,880,416
U S TREASURY NOTE	1.750% 05/31/2022 DD 05/31/17	10,330,000	10,058,769	10,084,663
U S TREASURY NOTE	2.500% 06/30/2020 DD 06/30/18	2,545,000	2,541,785	2,543,015
U S TREASURY NOTE	2.750% 06/30/2025 DD 06/30/18	765,000	762,500	772,711
U S TREASURY NOTE	2.625% 07/15/2021 DD 07/15/18	2,200,000	2,208,164	2,207,832
U S TREASURY NOTE	2.750% 07/31/2023 DD 07/31/18	6,535,000	6,490,085	6,604,663
UBS AG/LONDON 144A	2.450% 12/01/2020 DD 11/30/17	215,000	210,457	210,982
UBS GROUP FUNDING SWITZER 144A	VAR RT 08/15/2023 DD 08/15/17	250,000	247,883	240,448
UNION PACIFIC CORP	3.500% 06/08/2023 DD 06/08/18	720,000	719,345	721,368
UNITEDHEALTH GROUP INC	2.375% 10/15/2022 DD 10/25/17	365,000	350,396	353,798
UNITEDHEALTH GROUP INC	3.500% 02/15/2024 DD 12/17/18	205,000	204,490	206,312
US BANK NA/CINCINNATI OH	2.000% 01/24/2020 DD 01/24/17	455,000	454,040	450,750
US BANK NA/CINCINNATI OH	2.050% 10/23/2020 DD 10/24/17	540,000	529,484	530,636
US BANK NA/CINCINNATI OH	3.450% 11/16/2021 DD 11/16/18	680,000	679,062	685,107
VALERO ENERGY PARTNERS LP	4.375% 12/15/2026 DD 12/09/16	80,000	78,408	78,669

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2018

WABTEC CORP	4.150% 03/15/2024 DD 09/14/18	500,000	499,025	483,175
WEC ENERGY GROUP INC	3.375% 06/15/2021 DD 06/07/18	230,000	229,906	229,855
WELLS FARGO & CO	3.500% 03/08/2022 DD 03/08/12	310,000	307,224	308,968
WELLS FARGO BANK NA	VAR RT 07/23/2021 DD 07/23/18	1,915,000	1,915,000	1,913,142
ZOETIS INC	3.900% 08/20/2028 DD 08/20/18	75,000	74,858	73,478
PROCTER & GAMBLE - ESOP	9.360% 01/01/2021 DD 12/04/90	(15,165)	15,165	15,165
U S TREASURY BILL	0.000% 03/07/2019 DD 09/06/18	4,260,000	(4,242,619)	(4,242,619)
U S TREASURY NOTE	2.125% 11/30/2024 DD 11/30/17	2,315,000	(2,260,290)	(2,264,885)
U S TREASURY NOTE	2.875% 10/31/2020 DD 10/31/18	1,505,000	(1,514,641)	(1,522,291)
U S TREASURY NOTE	2.625% 07/15/2021 DD 07/15/18	2,200,000	(2,208,164)	(2,235,156)
U S TREASURY NOTE	1.500% 05/31/2019 DD 05/31/14	(1,475,000)	1,469,065	1,471,132
U S TREASURY NOTE	1.625% 07/31/2019 DD 07/31/14	(6,320,000)	6,286,178	6,329,714
U S TREASURY NOTE	1.250% 05/31/2019 DD 05/31/17	(1,420,000)	1,412,845	1,414,503
IGT Invesco Short Term Bond Fund		120,124,195	113,960,319	113,960,319
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		10,945,242	10,945,242
TOTAL UNDERLYING ASSETS			$384,305,229	384,784,647
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				2,929,399
CONTRACT VALUE				$387,714,046

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR PRUDENTIAL INSURANCE GA-62233
December 31, 2018

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	4.250% 11/14/2028 DD 09/18/18	845,000	$837,775	$820,316
	AEP TEXAS CENTRAL TRANSIT A A5	5.306% 07/01/2021 DD 10/11/06	315,786	321,164	320,892
	ALLY AUTO RECEIVABLES TRU 1 A3	1.700% 06/15/2021 DD 01/31/17	900,069	893,283	893,840
	AMAZON.COM INC	2.800% 08/22/2024 DD 02/22/18	160,000	159,586	155,514
	AMERICAN ELECTRIC POWER CO INC	3.650% 12/01/2021 DD 11/30/18	395,000	394,755	397,966
	AMERICAN EXPRESS CO	2.500% 08/01/2022 DD 08/01/17	1,320,000	1,318,957	1,274,038
	AMERICAN EXPRESS CREDIT AC 4 A	1.640% 12/15/2021 DD 05/30/17	990,000	989,841	985,377
	AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	695,000	694,653	668,639
	AMERICAN INTERNATIONAL GROUP I	4.750% 04/01/2048 DD 03/26/18	105,000	102,985	96,088
	AMGEN INC	3.875% 11/15/2021 DD 11/10/11	770,000	767,844	780,187
	AMGEN INC	2.650% 05/11/2022 DD 05/11/17	275,000	274,412	268,824
	ANHEUSER-BUSCH COS LLC / 144A	3.650% 02/01/2026 DD 08/01/18	865,000	820,055	817,901
	ANHEUSER-BUSCH INBEV WORLDWIDE	4.600% 04/15/2048 DD 04/04/18	545,000	541,000	488,462
	ANTHEM INC	2.500% 11/21/2020 DD 11/21/17	905,000	903,389	892,574
	APPLE INC	2.700% 05/13/2022 DD 05/13/15	575,000	579,330	568,595
	APPLE INC	3.000% 02/09/2024 DD 02/09/17	535,000	534,765	528,350
	APPLE INC	2.750% 01/13/2025 DD 11/13/17	825,000	823,796	795,515
	ASTRAZENECA PLC	3.500% 08/17/2023 DD 08/17/18	920,000	916,992	915,179
	AT&T INC	3.400% 05/15/2025 DD 05/04/15	2,245,000	2,245,023	2,114,004
	AT&T INC	6.000% 08/15/2040 DD 02/15/16	170,000	180,868	171,749
	AT&T INC	6.375% 03/01/2041 DD 03/01/16	125,000	149,909	135,365
	BAE SYSTEMS PLC 144A	4.750% 10/11/2021 DD 10/11/11	2,140,000	2,137,817	2,209,507
	BANK OF AMERICA CORP	4.000% 01/22/2025 DD 01/22/15	105,000	104,471	102,286
	BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	1,790,000	1,849,073	1,769,594
	BANK OF AMERICA CORP	VAR RT 10/01/2025 DD 09/18/17	1,145,000	1,145,395	1,085,678
	BANK OF AMERICA CORP	VAR RT 05/17/2022 DD 05/17/18	1,385,000	1,385,000	1,385,208
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	715,000	715,000	713,298
	BANK OF AMERICA CORP	4.100% 07/24/2023 DD 07/23/13	155,000	159,594	157,103
	BANK OF NOVA SCOTIA/THE	3.125% 04/20/2021 DD 04/20/18	1,350,000	1,347,435	1,347,867
	BAYER US FINANCE II LLC 144A	4.875% 06/25/2048 DD 06/25/18	610,000	631,672	548,231
	BB&T CORP	2.750% 04/01/2022 DD 03/21/17	1,055,000	1,053,027	1,037,128
	BG ENERGY CAPITAL PLC 144A	4.000% 10/15/2021 DD 10/12/11	1,195,000	1,185,560	1,211,742
	BIOGEN INC	3.625% 09/15/2022 DD 09/15/15	295,000	294,764	295,773
	BMW US CAPITAL LLC 144A	3.100% 04/12/2021 DD 04/12/18	1,225,000	1,224,265	1,213,228
	BP CAPITAL MARKETS AMERICA INC	3.216% 11/28/2023 DD 11/28/18	1,195,000	1,172,773	1,177,756
	CAPITAL ONE FINANCIAL CORP	2.400% 10/30/2020 DD 10/31/17	1,040,000	1,039,043	1,018,181
	CAPITAL ONE MULTI-ASSET A1 A1	2.000% 01/17/2023 DD 03/27/17	405,000	399,289	400,549

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR PRUDENTIAL INSURANCE GA-62233
December 31, 2018

CELGENE CORP	3.875% 08/15/2025 DD 08/12/15	120,000	127,398	115,519
CHEVRON CORP	2.895% 03/03/2024 DD 03/03/17	795,000	795,000	775,864
CITIBANK CREDIT CARD ISS A3 A3	1.920% 04/07/2022 DD 04/11/17	1,385,000	1,365,293	1,367,341
CITIBANK NA	2.100% 06/12/2020 DD 06/12/17	920,000	919,604	904,774
CITIGROUP INC	4.500% 01/14/2022 DD 11/01/11	1,935,000	2,124,185	1,977,048
CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	1,200,000	1,190,107	1,128,744
CITIGROUP INC	VAR RT 01/24/2023 DD 01/24/18	1,345,000	1,345,000	1,321,126
COMCAST CORP	3.000% 02/01/2024 DD 01/10/17	2,455,000	2,450,311	2,393,478
COMERICA INC	2.125% 05/23/2019 DD 05/23/14	425,000	425,000	423,071
CREDIT SUISSE GROUP AG 144A	VAR RT 06/12/2024 DD 06/12/18	985,000	985,000	982,449
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	630,000	629,729	625,678
CVS HEALTH CORP	4.780% 03/25/2038 DD 03/09/18	995,000	977,308	953,469
DAIMLER FINANCE NORTH AME 144A	2.300% 01/06/2020 DD 01/06/17	765,000	764,648	756,646
DAIMLER FINANCE NORTH AME 144A	3.350% 05/04/2021 DD 05/04/18	875,000	873,985	872,349
DEUTSCHE TELEKOM INTERNAT 144A	2.820% 01/19/2022 DD 01/19/17	975,000	974,951	953,063
DISCOVER CARD EXECUTION A5 A5	3.320% 03/15/2024 DD 10/11/18	765,000	764,980	774,318
DOMINION ENERGY INC	2.750% 01/15/2022 DD 01/12/17	945,000	943,639	920,477
DTE ENERGY CO	3.850% 12/01/2023 DD 11/25/13	955,000	952,947	957,598
DTE ENERGY CO	1.500% 10/01/2019 DD 10/05/16	705,000	704,119	694,552
DUKE ENERGY FLORIDA LLC	3.200% 01/15/2027 DD 01/06/17	705,000	704,577	682,144
EASTMAN CHEMICAL CO	2.700% 01/15/2020 DD 11/20/14	119,000	118,751	118,123
EDISON INTERNATIONAL	2.400% 09/15/2022 DD 08/22/17	755,000	752,524	711,950
EMD FINANCE LLC 144A	2.400% 03/19/2020 DD 03/19/15	795,000	794,960	786,907
EQUINOR ASA	3.700% 03/01/2024 DD 11/08/13	530,000	554,608	539,885
EVERSOURCE ENERGY	2.750% 03/15/2022 DD 03/10/17	2,025,000	2,045,716	1,989,866
EXELON CORP	3.950% 06/15/2025 DD 12/15/15	1,420,000	1,434,795	1,401,568
EXELON GENERATION CO LLC	2.950% 01/15/2020 DD 01/13/15	570,000	569,892	567,258
FEDEX CORP	4.050% 02/15/2048 DD 01/31/18	590,000	537,716	494,214
FORD CREDIT AUTO LEASE TR A A3	1.880% 04/15/2020 DD 03/28/17	738,834	734,072	737,002
FORD CREDIT AUTO OWNE 1 A 144A	2.120% 07/15/2026 DD 01/21/15	2,340,000	2,339,166	2,316,062
FORD CREDIT AUTO OWNE 2 A 144A	2.310% 04/15/2026 DD 10/15/14	1,115,000	1,106,957	1,107,173
FORD CREDIT FLOORPLAN MAS 1 A1	1.760% 02/15/2021 DD 02/17/16	905,000	902,561	903,281
FORD CREDIT FLOORPLAN MAS 3 A1	1.550% 07/15/2021 DD 07/26/16	835,000	823,714	828,529
FORD CREDIT FLOORPLAN MAS 5 A1	1.950% 11/15/2021 DD 12/13/16	340,000	336,223	336,376
FORD MOTOR CREDIT CO LLC	2.597% 11/04/2019 DD 11/04/14	1,415,000	1,415,000	1,399,378
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	465,000	464,344	463,907
GM FINANCIAL CONSUMER AU 3 A2A	2.740% 07/16/2021 DD 07/18/18	845,000	842,939	843,538
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	760,000	758,316	788,948
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	385,000	409,193	379,906
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	390,000	370,442	362,454
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	1,000,000	1,000,000	952,580
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	1,105,000	1,086,091	1,044,943

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR PRUDENTIAL INSURANCE GA-62233
December 31, 2018

GOLDMAN SACHS GROUP INC/THE	2.350% 11/15/2021 DD 09/27/16	640,000	635,661	617,094
GOLDMAN SACHS GROUP INC/THE	2.300% 12/13/2019 DD 12/13/16	595,000	594,554	588,949
GUARDIAN LIFE GLOBAL FUND 144A	1.950% 10/27/2021 DD 10/27/16	1,100,000	1,099,274	1,061,918
HSBC HOLDINGS PLC	4.300% 03/08/2026 DD 03/08/16	1,065,000	1,069,552	1,050,537
HSBC HOLDINGS PLC	3.600% 05/25/2023 DD 05/25/16	1,320,000	1,319,512	1,312,463
HSBC HOLDINGS PLC	VAR RT 05/18/2024 DD 05/18/18	235,000	235,000	233,731
HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	625,000	625,000	619,525
HUMANA INC	2.625% 10/01/2019 DD 09/19/14	560,000	559,972	557,172
HYUNDAI AUTO RECEIVABLES B A2	3.040% 06/15/2021 DD 12/12/18	255,000	254,979	255,321
INGERSOLL-RAND LUXEMBOURG FINA	2.625% 05/01/2020 DD 10/28/14	680,000	679,551	673,343
JPMORGAN CHASE & CO	2.700% 05/18/2023 DD 05/18/16	2,490,000	2,464,707	2,391,720
JPMORGAN CHASE & CO	VAR RT 07/23/2024 DD 07/23/18	2,550,000	2,550,000	2,554,616
JPMORGAN CHASE & CO	VAR RT 12/05/2024 DD 12/05/18	780,000	780,000	786,209
KEURIG DR PEPPER INC 144A	4.417% 05/25/2025 DD 05/25/18	250,000	250,000	248,843
KEYBANK NA/CLEVELAND OH	2.300% 09/14/2022 DD 09/14/17	1,350,000	1,349,690	1,299,645
KEYBANK NA/CLEVELAND OH	3.350% 06/15/2021 DD 06/13/18	440,000	439,938	441,373
KINDER MORGAN ENERGY PARTNERS	3.500% 03/01/2021 DD 02/24/14	440,000	437,774	438,645
KINDER MORGAN INC/DE	4.300% 06/01/2025 DD 11/26/14	320,000	321,643	317,475
KINDER MORGAN INC/DE	5.300% 12/01/2034 DD 11/26/14	180,000	151,331	176,429
KINDER MORGAN INC/DE	5.550% 06/01/2045 DD 11/26/14	150,000	164,724	148,556
KINDER MORGAN INC/DE	5.200% 03/01/2048 DD 03/01/18	390,000	389,060	372,298
KRAFT HEINZ FOODS CO	3.500% 06/06/2022 DD 12/06/12	355,000	351,805	351,418
KRAFT HEINZ FOODS CO	3.500% 07/15/2022 DD 07/15/16	575,000	573,643	566,657
KRAFT HEINZ FOODS CO	4.000% 06/15/2023 DD 06/15/18	1,235,000	1,232,567	1,231,764
MASSMUTUAL GLOBAL FUNDING 144A	1.950% 09/22/2020 DD 09/22/17	1,690,000	1,687,938	1,656,268
MCDONALD'S CORP	4.450% 03/01/2047 DD 03/09/17	535,000	543,580	511,514
METROPOLITAN LIFE GLOBAL 144A	2.400% 01/08/2021 DD 01/10/18	950,000	948,965	935,532
METROPOLITAN LIFE GLOBAL 144A	3.450% 10/09/2021 DD 10/09/18	590,000	589,699	592,466
MICROSOFT CORP	2.000% 08/08/2023 DD 08/08/16	245,000	244,267	235,558
MONDELEZ INTERNATIONAL HO 144A	1.625% 10/28/2019 DD 10/28/16	2,295,000	2,290,043	2,263,054
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	365,000	364,701	360,091
MORGAN STANLEY	3.125% 01/23/2023 DD 01/23/18	1,440,000	1,436,760	1,406,794
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	780,000	773,167	776,272
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	2,210,000	2,221,468	2,163,148
MORGAN STANLEY	2.625% 11/17/2021 DD 11/17/16	545,000	542,215	531,936
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	255,000	292,464	258,871
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	140,000	139,048	129,448
MOTIVA ENTERPRISES LLC 144A	5.750% 01/15/2020 DD 01/11/10	151,000	150,704	153,647
NESTLE HOLDINGS INC 144A	3.350% 09/24/2023 DD 09/24/18	1,705,000	1,704,693	1,721,880
NEW YORK LIFE GLOBAL FUND 144A	2.900% 01/17/2024 DD 01/17/17	1,830,000	1,828,390	1,781,670
NISSAN AUTO RECEIVABLES C A2A	3.070% 10/15/2021 DD 12/12/18	390,000	389,999	390,698
NORTHROP GRUMMAN CORP	2.080% 10/15/2020 DD 10/13/17	1,220,000	1,219,817	1,196,454

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR PRUDENTIAL INSURANCE GA-62233
December 31, 2018

ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	740,000	738,831	720,679
PHILIP MORRIS INTERNATIONAL IN	2.000% 02/21/2020 DD 02/21/17	395,000	392,583	390,070
PHILIP MORRIS INTERNATIONAL IN	1.875% 11/01/2019 DD 11/02/17	1,465,000	1,462,114	1,447,376
PUBLIC SERVICE ENTERPRISE GROU	2.650% 11/15/2022 DD 11/06/17	1,360,000	1,358,273	1,315,093
RECKITT BENCKISER TREASUR 144A	2.750% 06/26/2024 DD 06/26/17	1,840,000	1,838,013	1,739,021
REPUBLIC SERVICES INC	3.950% 05/15/2028 DD 05/14/18	755,000	744,445	755,491
ROYAL BANK OF CANADA	2.750% 02/01/2022 DD 01/31/17	1,220,000	1,219,719	1,200,480
SEMPRA ENERGY	2.400% 03/15/2020 DD 03/13/15	760,000	759,362	749,322
SEMPRA ENERGY	1.625% 10/07/2019 DD 10/07/16	420,000	419,572	414,196
SEMPRA ENERGY	2.900% 02/01/2023 DD 01/12/18	350,000	348,674	340,095
SIEMENS FINANCIERINGSMAAT 144A	2.900% 05/27/2022 DD 05/27/15	625,000	625,000	613,631
SIMON PROPERTY GROUP LP	2.750% 06/01/2023 DD 12/11/17	1,275,000	1,272,692	1,235,526
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	1,165,000	1,164,010	1,125,041
STATE STREET CORP	1.950% 05/19/2021 DD 05/19/16	265,000	264,862	257,559
SYSCO CORP	3.550% 03/15/2025 DD 03/19/18	895,000	890,346	881,351
TOYOTA MOTOR CREDIT CORP	2.600% 01/11/2022 DD 01/09/17	660,000	659,109	649,493
TOYOTA MOTOR CREDIT CORP	2.950% 04/13/2021 DD 04/13/18	460,000	459,816	460,069
TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	530,000	527,604	506,622
U S TREASURY BOND	2.500% 02/15/2045 DD 02/15/15	4,620,000	4,134,520	4,186,875
U S TREASURY BOND	2.500% 02/15/2046 DD 02/15/16	19,100,000	18,378,892	17,243,671
U S TREASURY BOND	2.500% 05/15/2046 DD 05/15/16	9,400,000	8,486,149	8,477,296
U S TREASURY BOND	2.250% 08/15/2046 DD 08/15/16	2,370,000	1,971,400	2,025,521
U S TREASURY BOND	3.000% 08/15/2048 DD 08/15/18	1,620,000	1,513,980	1,612,337
U S TREASURY NOTE	1.500% 07/15/2020 DD 07/15/17	2,770,000	2,718,891	2,726,622
U S TREASURY NOTE	1.625% 10/15/2020 DD 10/15/17	8,770,000	8,585,415	8,633,276
U S TREASURY NOTE	2.250% 03/31/2020 DD 03/31/18	6,990,000	6,943,669	6,961,341
U S TREASURY NOTE	2.375% 04/30/2020 DD 04/30/18	2,410,000	2,400,378	2,403,589
U S TREASURY NOTE	2.500% 05/31/2020 DD 05/31/18	20,795,000	20,721,774	20,776,285
U S TREASURY NOTE	2.875% 08/15/2028 DD 08/15/18	4,670,000	4,738,408	4,742,245
U S TREASURY NOTE	1.375% 04/30/2020 DD 04/30/15	5,475,000	5,375,367	5,390,740
U S TREASURY NOTE	1.375% 08/31/2020 DD 08/31/15	25,325,000	24,674,845	24,847,117
U S TREASURY NOTE	1.375% 09/30/2020 DD 09/30/15	7,890,000	7,694,060	7,734,962
U S TREASURY NOTE	2.125% 08/31/2020 DD 08/31/13	900,000	889,699	894,024
U S TREASURY NOTE	1.500% 05/15/2020 DD 05/15/17	18,215,000	17,912,913	17,955,983
U S TREASURY NOTE	1.500% 05/31/2020 DD 05/31/15	13,805,000	13,558,645	13,602,205
U S TREASURY NOTE	1.625% 07/31/2020 DD 07/31/15	24,195,000	23,775,193	23,851,915
U S TREASURY NOTE	1.500% 06/15/2020 DD 06/15/17	25,555,000	25,097,192	25,183,686
U S TREASURY NOTE	2.500% 06/30/2020 DD 06/30/18	19,500,000	19,424,261	19,484,790
UNION PACIFIC CORP	3.950% 09/10/2028 DD 06/08/18	1,005,000	1,011,070	1,003,633
UNITED TECHNOLOGIES CORP	1.950% 11/01/2021 DD 11/01/16	245,000	244,454	235,188
UNITED TECHNOLOGIES CORP	3.950% 08/16/2025 DD 08/16/18	605,000	603,972	600,317
UNITEDHEALTH GROUP INC	4.625% 07/15/2035 DD 07/23/15	300,000	319,608	317,997

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR PRUDENTIAL INSURANCE GA-62233
December 31, 2018

US BANCORP	2.625% 01/24/2022 DD 01/24/17	1,985,000	1,981,586	1,954,848
VERIZON COMMUNICATIONS INC	4.500% 08/10/2033 DD 08/10/17	1,430,000	1,425,967	1,411,539
VERIZON OWNER TRUST 1A A 144A	1.420% 01/20/2021 DD 07/20/16	906,911	903,532	902,476
VERIZON OWNER TRUST 1A A 144A	2.060% 09/20/2021 DD 03/14/17	1,175,000	1,175,413	1,166,235
VERIZON OWNER TRUST 2A A 144A	1.680% 05/20/2021 DD 11/22/16	2,799,812	2,783,437	2,783,832
VERIZON OWNER TRUST 2A A 144A	1.920% 12/20/2021 DD 06/20/17	1,265,000	1,264,806	1,252,046
VODAFONE GROUP PLC	5.250% 05/30/2048 DD 05/30/18	635,000	641,246	596,163
WALGREENS BOOTS ALLIANCE INC	3.300% 11/18/2021 DD 11/18/14	335,000	334,085	333,459
WARNER MEDIA LLC	3.550% 06/01/2024 DD 05/28/14	2,145,000	2,143,027	2,069,196
WELLS FARGO & CO	2.100% 07/26/2021 DD 07/25/16	3,605,000	3,583,367	3,492,452
WELLS FARGO & CO	2.625% 07/22/2022 DD 07/24/17	1,350,000	1,348,812	1,301,751
WISCONSIN PUBLIC SERVICE CORP	3.350% 11/21/2021 DD 11/21/18	345,000	344,776	348,367
U S TREASURY BOND	2.500% 05/15/2046 DD 05/15/16	2,650,000	(2,393,281)	(2,402,066)
U S TREASURY BOND	2.750% 11/15/2042 DD 11/15/12	(2,790,000)	2,670,117	2,680,291
U S TREASURY NOTE	2.875% 08/15/2028 DD 08/15/18	4,670,000	(4,738,408)	(4,789,486)
U S TREASURY NOTE	2.750% 08/15/2021 DD 08/15/18	(4,995,000)	5,026,609	5,078,866
US 10 YR TREAS NTS FUT (CBT)	EXP MAR 19	441	1,156,733	1,156,733
US 10YR ULTRA FUTURE (CBT)	EXP MAR 19	141	340,985	340,985
US 2YR NOTE FUTURE (CBT)	EXP MAR 19	518	633,806	633,806
US TREAS BD FUTURE (CBT)	EXP MAR 19	(382)	(2,527,766)	(2,527,766)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		3,257,808	3,257,808
TOTAL UNDERLYING ASSETS			$363,284,613	360,511,327
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(4,270,844)
CONTRACT VALUE				$356,240,483

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	AIG GLOBAL FUNDING 144A	3.350% 06/25/2021 DD 06/27/18	315,000	$314,981	$313,742
	AIR LEASE CORP	2.125% 01/15/2020 DD 10/03/16	290,000	288,965	285,810
	AIR LIQUIDE FINANCE SA 144A	1.750% 09/27/2021 DD 09/27/16	1,000,000	972,810	957,280
	ALIMENTATION COUCHE-TARD 144A	2.350% 12/13/2019 DD 12/14/17	280,000	279,966	277,388
	ALLY MASTER OWNER TRUST 2 A	3.290% 05/15/2023 DD 05/30/18	400,000	399,996	402,292
	AMAZON.COM INC	1.900% 08/21/2020 DD 02/21/18	565,000	564,689	556,864
	AMERICAN EXPRESS CREDIT AC 9 A	VAR RT 04/15/2026 DD 09/24/18	310,000	310,000	307,929
	AMERICAN HONDA FINANCE CORP	2.250% 08/15/2019 DD 09/09/14	1,050,000	1,048,058	1,045,065
	APPLE INC	1.550% 08/04/2021 DD 08/04/16	1,295,000	1,272,558	1,255,619
	ASIAN DEVELOPMENT BANK	2.250% 01/20/2021 DD 01/19/18	630,000	629,326	626,138
	AXA EQUITABLE HOLDINGS IN 144A	3.900% 04/20/2023 DD 04/20/18	435,000	434,356	429,610
	BANK OF AMERICA CORP	5.700% 01/24/2022 DD 01/24/12	620,000	702,212	657,119
	BANK OF AMERICA CORP	VAR RT 05/17/2022 DD 05/17/18	320,000	320,000	320,048
	BARCLAYS PLC	VAR RT 02/15/2023 DD 11/15/18	200,000	199,962	198,312
	BB&T CORP	2.750% 04/01/2022 DD 03/21/17	815,000	806,043	801,194
	BERKSHIRE HATHAWAY ENERGY CO	2.800% 01/15/2023 DD 01/05/18	850,000	833,612	831,079
	BOEING CO/THE	2.125% 03/01/2022 DD 02/16/17	625,000	628,838	606,563
	CAPITAL ONE NA	2.950% 07/23/2021 DD 07/24/14	800,000	827,368	786,840
	CHEVRON CORP	1.961% 03/03/2020 DD 03/03/15	360,000	360,000	356,386
	CHUBB INA HOLDINGS INC	2.300% 11/03/2020 DD 11/03/15	315,000	315,916	310,496
	CISCO SYSTEMS INC	2.200% 02/28/2021 DD 02/29/16	1,000,000	1,009,610	986,750
	CITIBANK CREDIT CARD ISS A6 A6	3.210% 12/07/2024 DD 08/17/18	380,000	379,936	383,887
	CITIBANK NA	3.400% 07/23/2021 DD 07/23/18	300,000	299,880	300,381
	CITIZENS BANK NA/PROVIDENCE RI	2.550% 05/13/2021 DD 05/13/16	250,000	249,768	244,520
	CK HUTCHISON INTERNATIONA 144A	2.250% 09/29/2020 DD 09/29/17	610,000	608,329	599,837
	COMCAST CORP	3.300% 10/01/2020 DD 10/05/18	525,000	524,853	527,011
	COMM 2013-CCRE8 MORTGAG CR8 A4	3.334% 06/10/2046 DD 06/01/13	240,208	240,029	240,556
	CONNECTICUT LIGHT & POWER CO/T	2.500% 01/15/2023 DD 01/15/13	1,050,000	1,022,343	1,030,323
	CVS HEALTH CORP	3.700% 03/09/2023 DD 03/09/18	530,000	525,251	524,329
	DAIMLER FINANCE NORTH AME 144A	VAR RT 05/04/2021 DD 05/04/18	300,000	300,000	297,327
	DIAGEO CAPITAL PLC	4.828% 07/15/2020 DD 05/14/10	805,000	853,331	827,049
	DOLLAR TREE INC	3.700% 05/15/2023 DD 04/19/18	100,000	99,814	98,334
	DUKE ENERGY CAROLINAS LLC	3.900% 06/15/2021 DD 05/19/11	1,000,000	1,031,000	1,013,450
	EASTMAN CHEMICAL CO	2.700% 01/15/2020 DD 11/20/14	280,000	283,660	277,936
	ESTEE LAUDER COS INC/THE	1.700% 05/10/2021 DD 05/10/16	975,000	965,644	948,275
	EXXON MOBIL CORP	2.222% 03/01/2021 DD 03/03/16	950,000	960,251	936,320
	FEDERAL HOME LN BK CONS BD	1.550% 08/28/2019 DD 08/28/17	1,300,000	1,300,000	1,291,056
	FEDERAL HOME LN BK CONS BD	1.500% 10/21/2019 DD 10/13/17	1,285,000	1,282,726	1,273,037

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

FEDERAL HOME LN BK CONS BD	2.300% 01/26/2021 DD 01/26/18	1,030,000	1,022,883	1,023,923
FEDERAL HOME LN BK CONS BD	2.625% 05/28/2020 DD 05/21/18	945,000	944,660	946,361
FEDERAL HOME LN MTG CORP	2.000% 11/20/2020 DD 11/20/17	1,280,000	1,279,616	1,262,715
FEDERAL HOME LN MTG CORP	3.350% 07/26/2023 DD 07/26/18	985,000	985,000	985,108
FEDERAL HOME LN MTG CORP	2.500% 04/23/2020 DD 04/19/18	470,000	469,897	469,347
FNMA POOL #0BM4416	5.000% 10/01/2048 DD 08/01/18	268,568	286,822	285,359
GILEAD SCIENCES INC	2.550% 09/01/2020 DD 09/14/15	550,000	551,829	545,551
GOLDMAN SACHS GROUP INC/THE	VAR RT 05/15/2026 DD 05/17/18	320,000	320,000	307,126
GOLDMAN SACHS GROUP INC/THE	2.875% 02/25/2021 DD 02/25/16	1,000,000	1,028,260	982,900
GOLDMAN SACHS GROUP INC/THE	2.550% 10/23/2019 DD 10/23/14	180,000	183,837	178,862
HOME DEPOT INC/THE	2.625% 06/01/2022 DD 06/02/15	625,000	637,338	618,444
HONEYWELL INTERNATIONAL INC	1.850% 11/01/2021 DD 10/31/16	640,000	639,968	618,515
HUNTINGTON BANCSHARES INC/OH	3.150% 03/14/2021 DD 03/14/16	290,000	289,429	288,710
INTEL CORP	2.450% 07/29/2020 DD 07/29/15	1,000,000	1,019,650	995,990
INTERNATIONAL BANK FOR RECONST	1.250% 07/26/2019 DD 01/28/16	1,240,000	1,234,011	1,230,365
JACKSON NATIONAL LIFE GLO 144A	VAR RT 06/11/2021 DD 06/11/18	305,000	305,000	303,094
JPMORGAN CHASE & CO	2.550% 03/01/2021 DD 03/01/16	850,000	863,708	838,015
LLOYDS BANKING GROUP PLC	4.050% 08/16/2023 DD 08/16/18	360,000	359,903	355,651
MARATHON PETROLEUM CORP	5.125% 03/01/2021 DD 09/01/11	575,000	628,538	591,600
MCCORMICK & CO INC/MD	2.700% 08/15/2022 DD 08/11/17	565,000	564,944	547,858
MEDTRONIC INC	2.500% 03/15/2020 DD 03/15/15	250,000	258,013	248,720
MERCK & CO INC	1.850% 02/10/2020 DD 02/10/15	850,000	848,751	842,393
METROPOLITAN LIFE GLOBAL 144A	1.950% 09/15/2021 DD 09/15/16	525,000	503,444	506,877
METROPOLITAN LIFE GLOBAL 144A	1.750% 09/19/2019 DD 09/19/17	290,000	289,803	287,187
MICROSOFT CORP	1.100% 08/08/2019 DD 08/08/16	970,000	968,936	960,349
MORGAN STANLEY	2.625% 11/17/2021 DD 11/17/16	1,200,000	1,206,072	1,171,236
NBCUNIVERSAL MEDIA LLC	4.375% 04/01/2021 DD 04/01/11	575,000	622,259	589,364
NESTLE HOLDINGS INC 144A	3.100% 09/24/2021 DD 09/24/18	325,000	324,880	326,882
NOVARTIS CAPITAL CORP	1.800% 02/14/2020 DD 02/17/17	1,000,000	1,006,540	988,800
ORACLE CORP	3.875% 07/15/2020 DD 07/15/11	800,000	871,712	812,120
PNC BANK NA	2.625% 02/17/2022 DD 02/17/17	600,000	604,362	586,422
PRICOA GLOBAL FUNDING I 144A	2.450% 09/21/2022 DD 09/21/17	480,000	479,506	463,906
PRINCIPAL LIFE GLOBAL FUN 144A	2.375% 11/21/2021 DD 11/21/16	620,000	618,115	603,068
PROCTER & GAMBLE CO/THE	1.850% 02/02/2021 DD 02/02/16	1,190,000	1,189,774	1,168,735
PROTECTIVE LIFE GLOBAL FU 144A	2.161% 09/25/2020 DD 09/27/17	635,000	635,000	623,672
PSNH FUNDING LLC 3 1 A1	3.094% 02/01/2026 DD 05/08/18	350,000	349,992	352,037
PUBLIC SERVICE ELECTRIC & GAS	1.900% 03/15/2021 DD 03/03/16	1,200,000	1,219,320	1,171,800
ROCHE HOLDINGS INC 144A	2.250% 09/30/2019 DD 09/29/14	920,000	918,657	913,946
ROCKWELL COLLINS INC	2.800% 03/15/2022 DD 04/10/17	650,000	658,743	631,794
SALESFORCE.COM INC	3.250% 04/11/2023 DD 04/11/18	325,000	324,805	326,671
SAN DIEGO GAS & ELECTRIC CO	3.000% 08/15/2021 DD 08/18/11	1,250,000	1,294,975	1,244,825
SIEMENS FINANCIERINGSMAAT 144A	2.700% 03/16/2022 DD 03/16/17	770,000	768,252	755,470

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

SOUTHERN CO/THE	1.850% 07/01/2019 DD 05/24/16	405,000	404,923	403,016
SPRINT SPECTRUM CO LLC / 144A	VAR RT 03/20/2023 DD 10/27/16	343,750	345,381	339,453
STARBUCKS CORP	2.100% 02/04/2021 DD 02/04/16	940,000	943,667	916,904
SYSCO CORP	2.600% 10/01/2020 DD 09/28/15	840,000	840,637	830,945
TJX COS INC/THE	2.750% 06/15/2021 DD 06/05/14	450,000	472,401	446,477
TORONTO-DOMINION BANK/THE	3.150% 09/17/2020 DD 09/17/18	220,000	219,954	220,513
TOYOTA MOTOR CORP	3.183% 07/20/2021 DD 07/20/18	330,000	330,000	330,149
U S TREASURY NOTE	2.750% 04/30/2023 DD 04/30/18	7,495,000	7,491,670	7,571,974
U S TREASURY NOTE	2.875% 10/31/2023 DD 10/31/18	4,375,000	4,353,467	4,447,800
U S TREASURY NOTE	2.000% 11/30/2020 DD 11/30/13	4,865,000	5,016,415	4,819,950
U S TREASURY NOTE	1.750% 09/30/2022 DD 09/30/15	2,655,000	2,604,995	2,584,881
U S TREASURY NOTE	1.125% 09/30/2021 DD 09/30/16	5,745,000	5,551,182	5,540,995
U S TREASURY NOTE	1.625% 08/15/2022 DD 08/15/12	4,150,000	3,993,240	4,026,330
U S TREASURY NOTE	2.000% 12/31/2021 DD 12/31/16	2,160,000	2,173,264	2,130,473
U S TREASURY NOTE	2.000% 07/31/2020 DD 07/31/13	2,990,000	3,062,443	2,965,362
U S TREASURY NOTE	1.750% 06/30/2022 DD 06/30/17	3,095,000	3,082,127	3,020,039
U S TREASURY NOTE	2.625% 07/31/2020 DD 07/31/18	640,000	639,931	640,774
U S TREASURY NOTE	2.750% 07/31/2023 DD 07/31/18	2,610,000	2,596,814	2,637,823
UNILEVER CAPITAL CORP	1.375% 07/28/2021 DD 07/28/16	385,000	381,935	368,949
VALERO ENERGY CORP	6.125% 02/01/2020 DD 02/08/10	635,000	716,589	653,555
VOLKSWAGEN AUTO LOAN ENHA 1 A3	3.020% 11/21/2022 DD 07/03/18	365,000	364,947	365,069
VOLKSWAGEN GROUP OF AMERI 144A	2.400% 05/22/2020 DD 05/22/15	305,000	299,358	300,257
WALMART INC	3.125% 06/23/2021 DD 06/27/18	290,000	289,986	292,062
WELLS FARGO & CO	3.500% 03/08/2022 DD 03/08/12	1,200,000	1,244,820	1,196,004
WELLS FARGO BANK NA	VAR RT 07/23/2021 DD 07/23/18	300,000	300,069	299,709
WESTPAC BANKING CORP	3.050% 05/15/2020 DD 05/15/18	220,000	219,963	220,154
ZOETIS INC	3.250% 08/20/2021 DD 08/20/18	55,000	54,938	54,837
ABBOTT LABORATORIES	2.900% 11/30/2021 DD 11/22/16	600,000	594,984	594,786
AETNA INC	2.800% 06/15/2023 DD 06/09/16	205,000	204,701	194,957
ALABAMA POWER CO	2.450% 03/30/2022 DD 03/03/17	255,000	254,791	248,265
ALLERGAN FUNDING SCS	3.450% 03/15/2022 DD 03/12/15	370,000	371,616	364,095
ALLY MASTER OWNER TRUST 4 A	3.300% 07/17/2023 DD 08/15/18	310,000	309,956	311,773
ALTRIA GROUP INC	2.850% 08/09/2022 DD 08/09/12	210,000	209,563	201,596
AMERICAN EXPRESS CO	3.700% 11/05/2021 DD 11/06/18	190,000	189,958	191,706
AMERICAN EXPRESS CO	4.200% 11/06/2025 DD 11/06/18	190,000	189,578	193,684
AMERICREDIT AUTOMOBILE RE 2 A3	3.150% 03/20/2023 DD 08/15/18	210,000	209,965	210,775
AMGEN INC	3.875% 11/15/2021 DD 11/10/11	200,000	205,038	202,646
AMGEN INC	2.650% 05/11/2022 DD 05/11/17	130,000	130,919	127,080
ANHEUSER-BUSCH COS LLC / 144A	3.650% 02/01/2026 DD 08/01/18	815,000	771,747	770,623
ANHEUSER-BUSCH INBEV WORLDWIDE	3.500% 01/12/2024 DD 04/04/18	440,000	437,831	430,386
ANTHEM INC	3.650% 12/01/2027 DD 11/21/17	195,000	194,608	186,309

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

ANTHEM INC	4.101% 03/01/2028 DD 03/02/18	85,000	83,485	83,312
ANTHEM INC	3.125% 05/15/2022 DD 05/07/12	155,000	156,273	152,723
APPALACHIAN POWER CO	3.300% 06/01/2027 DD 05/11/17	170,000	169,133	162,411
APPLE INC	2.500% 02/09/2025 DD 02/09/15	75,000	74,894	70,827
APPLE INC	2.850% 02/23/2023 DD 02/23/16	100,000	100,178	98,774
APPLE INC	3.000% 02/09/2024 DD 02/09/17	35,000	34,985	34,565
ARI FLEET LEASE TRUS B A3 144A	3.430% 08/16/2027 DD 09/27/18	138,000	137,979	138,519
AT&T INC	4.125% 02/17/2026 DD 02/09/16	155,000	164,905	151,466
AT&T INC	4.250% 03/01/2027 DD 02/09/17	50,000	50,232	48,918
BA CREDIT CARD TRUST A1 A	VAR RT 06/15/2021 DD 02/13/14	495,000	495,000	495,035
BAE SYSTEMS HOLDINGS INC 144A	3.800% 10/07/2024 DD 10/07/14	200,000	199,406	199,594
BANK 2017-BNK9 BNK9 A4	3.538% 11/15/2054 DD 12/01/17	562,000	578,857	557,881
BANK 2018-BNK10 BN10 A5	3.688% 02/15/2061 DD 02/01/18	390,000	401,698	387,933
BANK OF AMERICA CORP	2.250% 04/21/2020 DD 04/21/15	150,000	147,864	148,397
BANK OF AMERICA CORP	3.950% 04/21/2025 DD 04/21/15	55,000	54,838	53,292
BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	300,000	318,840	296,580
BANK OF AMERICA CORP	VAR RT 01/20/2028 DD 01/20/17	185,000	182,073	179,469
BANK OF AMERICA CORP	VAR RT 04/24/2028 DD 04/24/17	170,000	170,000	163,076
BANK OF AMERICA CORP	VAR RT 07/21/2021 DD 07/21/17	285,000	285,000	279,901
BANK OF AMERICA CORP	VAR RT 01/23/2022 DD 01/23/18	185,000	185,000	182,194
BANK OF AMERICA CORP	VAR RT 01/23/2026 DD 01/23/18	200,000	200,000	191,218
BANK OF AMERICA CORP	VAR RT 12/20/2023 DD 12/20/17	53,000	53,010	51,517
BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	100,000	92,675	93,415
BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	505,000	505,000	503,798
BANK OF NEW YORK MELLON CORP/T	VAR RT 10/30/2023 DD 10/31/16	490,000	490,000	490,862
BANK OF NEW YORK MELLON CORP/T	2.450% 11/27/2020 DD 11/27/15	25,000	25,343	24,709
BAT CAPITAL CORP	2.297% 08/14/2020 DD 08/14/18	440,000	433,374	429,722
BAT CAPITAL CORP	3.222% 08/15/2024 DD 08/15/18	275,000	275,000	253,300
BAYER US FINANCE II LLC 144A	4.250% 12/15/2025 DD 06/25/18	275,000	274,480	267,647
BECTON DICKINSON AND CO	2.894% 06/06/2022 DD 06/06/17	530,000	530,000	513,316
BENCHMARK 2018-B1 MORTGA B1 A5	VAR RT 01/15/2051 DD 01/01/18	155,000	159,639	155,127
BERKSHIRE HATHAWAY ENERGY CO	2.400% 02/01/2020 DD 12/04/14	175,000	176,639	173,857
BNP PARIBAS SA 144A	3.800% 01/10/2024 DD 01/10/17	200,000	199,392	194,724
BNP PARIBAS SA 144A	3.375% 01/09/2025 DD 01/09/18	200,000	199,642	188,216
BNP PARIBAS SA 144A	4.400% 08/14/2028 DD 08/14/18	200,000	198,928	195,208
BOSTON GAS CO 144A	3.150% 08/01/2027 DD 08/03/17	60,000	59,944	57,237
BOSTON SCIENTIFIC CORP	2.850% 05/15/2020 DD 05/12/15	93,000	92,328	92,395
BOSTON SCIENTIFIC CORP	4.000% 03/01/2028 DD 02/26/18	180,000	178,289	174,713
BP CAPITAL MARKETS AMERICA INC	3.790% 02/06/2024 DD 11/06/18	385,000	385,000	389,154
BPCE SA 144A	2.750% 01/11/2023 DD 01/11/18	350,000	347,008	335,745
BROADCOM CORP / BROADCOM CAYMA	2.375% 01/15/2020 DD 01/15/18	120,000	118,397	118,501

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

BROADCOM CORP / BROADCOM CAYMA	3.625% 01/15/2024 DD 01/15/18	575,000	571,564	544,008
BROADCOM CORP / BROADCOM CAYMA	3.875% 01/15/2027 DD 01/15/18	225,000	202,428	201,850
BROADCOM CORP / BROADCOM CAYMA	3.125% 01/15/2025 DD 10/17/17	115,000	109,222	103,817
CANADIAN NATURAL RESOURCES LTD	2.950% 01/15/2023 DD 05/30/17	25,000	24,858	23,896
CANADIAN NATURAL RESOURCES LTD	3.850% 06/01/2027 DD 05/30/17	275,000	275,220	259,413
CARDINAL HEALTH INC	2.616% 06/15/2022 DD 06/12/17	285,000	285,000	274,552
CARMAX AUTO OWNER TRUST 2 3 A4	1.600% 01/18/2022 DD 07/20/16	465,000	454,538	455,798
CARMAX AUTO OWNER TRUST 2 4 A3	3.360% 09/15/2023 DD 10/24/18	210,000	209,998	211,439
CATERPILLAR FINANCIAL SERVICES	1.850% 09/04/2020 DD 09/07/17	250,000	249,790	245,133
CBS CORP	2.900% 06/01/2023 DD 12/01/18	205,000	203,214	195,386
CENTERPOINT ENERGY INC	2.500% 09/01/2022 DD 08/10/17	200,000	200,055	191,282
CHARTER COMMUNICATIONS OPERATI	4.908% 07/23/2025 DD 07/23/16	565,000	581,628	561,813
CHARTER COMMUNICATIONS OPERATI	4.464% 07/23/2022 DD 07/23/16	215,000	215,684	217,066
CHESAPEAKE FUNDING 2A A1 144A	3.230% 08/15/2030 DD 08/16/18	305,000	304,965	306,379
CIGNA CORP 144A	4.125% 11/15/2025 DD 09/17/18	180,000	179,851	179,746
CIGNA CORP 144A	4.375% 10/15/2028 DD 09/17/18	945,000	943,249	950,273
CIGNA HOLDING CO	3.050% 10/15/2027 DD 09/14/17	390,000	378,175	356,745
CITIGROUP COMMERCIAL M GC35 A4	3.818% 11/10/2048 DD 12/01/15	300,000	308,991	304,680
CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	264,000	285,594	267,464
CITIGROUP INC	4.450% 09/29/2027 DD 09/29/15	155,000	155,886	149,392
CITIGROUP INC	3.700% 01/12/2026 DD 01/12/16	135,000	134,820	129,797
CITIGROUP INC	4.600% 03/09/2026 DD 03/09/16	25,000	24,951	24,674
CITIGROUP INC	2.700% 03/30/2021 DD 03/30/16	540,000	542,328	531,981
CITIGROUP INC	VAR RT 01/10/2028 DD 01/10/17	240,000	233,256	231,578
CITIGROUP INC	VAR RT 05/17/2024 DD 05/17/17	190,000	190,000	185,366
CNH EQUIPMENT TRUST 2018- B A4	3.370% 05/15/2024 DD 09/26/18	265,000	264,979	268,318
CNOOC PETROLEUM NORTH AMERICA	6.200% 07/30/2019 DD 07/30/09	275,000	320,427	279,747
COCA-COLA EUROPEAN PARTNERS PL	3.500% 09/15/2020 DD 04/12/18	450,000	452,228	451,539
COMCAST CORP	3.375% 08/15/2025 DD 05/27/15	95,000	91,228	92,570
COMCAST CORP	2.350% 01/15/2027 DD 07/19/16	165,000	147,049	147,492
COMCAST CORP	3.450% 10/01/2021 DD 10/05/18	165,000	164,833	166,673
COMCAST CORP	3.950% 10/15/2025 DD 10/05/18	180,000	179,779	182,131
COMCAST CORP	4.150% 10/15/2028 DD 10/05/18	130,000	129,935	132,006
COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	456,085
COMM 2015-LC19 MORTGAG LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	315,597
COMMERCIAL MORTGAGE PA CR28 A4	3.762% 02/10/2049 DD 02/01/16	425,000	427,955	429,947
COMMIT TO PUR FHLMC GOLD SFM	3.000% 01/01/2034 DD 01/01/19	900,000	889,453	896,814
COMMIT TO PUR FHLMC GOLD SFM	4.000% 01/01/2049 DD 01/01/19	3,300,000	3,336,609	3,364,119
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2049 DD 01/01/19	1,000,000	1,031,563	1,035,090

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2049 DD 01/01/19	1,700,000	1,671,105	1,699,694
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2049 DD 01/01/19	3,100,000	3,127,609	3,160,078
COMMIT TO PUR GNMA II JUMBOS	3.500% 11/01/2048 DD 11/01/18	8,105,000	8,078,488	8,155,008
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2049 DD 01/01/19	2,200,000	2,236,781	2,252,602
COMMIT TO PUR GNMA II JUMBOS	4.500% 01/20/2048 DD 01/01/19	1,300,000	1,341,719	1,345,175
COMMONWEALTH EDISON CO	3.700% 08/15/2028 DD 08/14/18	225,000	224,460	225,668
CONAGRA BRANDS INC	3.800% 10/22/2021 DD 10/22/18	130,000	129,851	130,046
CONAGRA BRANDS INC	4.600% 11/01/2025 DD 10/22/18	30,000	29,914	30,095
CONSTELLATION BRANDS INC	4.750% 12/01/2025 DD 12/04/15	322,000	333,606	328,852
CONSTELLATION BRANDS INC	2.700% 05/09/2022 DD 05/09/17	30,000	29,935	28,976
CONSTELLATION BRANDS INC	2.650% 11/07/2022 DD 11/07/17	360,000	358,495	344,711
CONSTELLATION BRANDS INC	3.200% 02/15/2023 DD 02/07/18	165,000	164,847	160,002
CONSTELLATION BRANDS INC	4.400% 11/15/2025 DD 10/29/18	95,000	94,821	95,188
COX COMMUNICATIONS INC 144A	2.950% 06/30/2023 DD 05/01/13	55,000	52,264	52,923
COX COMMUNICATIONS INC 144A	3.150% 08/15/2024 DD 08/07/17	294,000	289,786	282,828
CREDIT ACCEPTANCE AU 3A A 144A	3.550% 08/15/2027 DD 08/23/18	285,000	284,948	287,157
CREDIT SUISSE GROUP FUNDING GU	3.800% 09/15/2022 DD 09/15/15	475,000	482,871	471,537
CROWN CASTLE INTERNATIONAL COR	3.200% 09/01/2024 DD 08/01/17	280,000	273,422	265,639
CROWN CASTLE INTERNATIONAL COR	3.150% 07/15/2023 DD 01/16/18	150,000	149,445	144,194
CSAIL 2015-C1 COMMERCIAL C1 A4	3.505% 04/15/2050 DD 03/01/15	372,000	396,747	372,945
CSAIL 2015-C3 COMMERCIAL C3 A3	3.447% 08/15/2048 DD 08/01/15	275,000	284,550	273,834
CSAIL 2015-C3 COMMERCIAL C3 A4	3.718% 08/15/2048 DD 08/01/15	256,000	264,940	258,488
CSAIL 2015-C4 COMMERCIAL C4 A4	3.808% 11/15/2048 DD 11/01/15	286,000	294,578	289,787
CSX CORP	3.250% 06/01/2027 DD 05/01/17	240,000	239,707	225,806
CVS HEALTH CORP	2.750% 12/01/2022 DD 11/29/12	30,000	29,958	28,872
CVS HEALTH CORP	3.500% 07/20/2022 DD 07/20/15	175,000	174,925	173,800
CVS HEALTH CORP	2.875% 06/01/2026 DD 05/25/16	125,000	117,375	113,853
CVS HEALTH CORP	3.700% 03/09/2023 DD 03/09/18	675,000	668,952	667,778
CVS HEALTH CORP	4.100% 03/25/2025 DD 03/09/18	445,000	440,643	440,559
DBJPM 16-C3 MORTGAGE TRU C3 A5	2.890% 08/10/2049 DD 08/01/16	576,000	569,389	549,596
DELTA AIR LINES INC	3.800% 04/19/2023 DD 04/19/18	215,000	213,404	211,560
DISCOVERY COMMUNICATIONS 144A	2.800% 06/15/2020 DD 12/15/17	138,000	136,834	136,537
DISCOVERY COMMUNICATIONS 144A	3.950% 06/15/2025 DD 12/15/17	110,000	109,967	105,663
DISCOVERY COMMUNICATIONS LLC	4.900% 03/11/2026 DD 03/11/16	155,000	163,544	156,142
DISCOVERY COMMUNICATIONS LLC	3.800% 03/13/2024 DD 03/13/17	183,000	185,930	178,522
DISCOVERY COMMUNICATIONS LLC	2.950% 03/20/2023 DD 09/21/17	95,000	94,880	90,890
DISCOVERY COMMUNICATIONS LLC	3.950% 03/20/2028 DD 09/21/17	95,000	89,269	88,088
DOMINION ENERGY INC	3.900% 10/01/2025 DD 09/24/15	405,000	407,863	403,502
DRIVE AUTO RECEIVABLES TR 5 A3	3.340% 10/15/2022 DD 11/20/18	455,000	454,955	456,684
DTE ENERGY CO	1.500% 10/01/2019 DD 10/05/16	150,000	149,813	147,777
DUKE ENERGY CAROLINAS LLC	3.350% 05/15/2022 DD 11/08/18	175,000	174,599	176,633

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	200,000	199,882	200,316
DUKE ENERGY PROGRESS LLC	3.250% 08/15/2025 DD 08/13/15	265,000	264,192	257,869
ENERGY TRANSFER OPERATING LP	4.200% 09/15/2023 DD 06/08/18	80,000	79,941	78,843
ENTERPRISE FLEET FIN 1 A3 144A	3.100% 10/20/2023 DD 03/21/18	245,000	243,335	245,657
ENTERPRISE PRODUCTS OPERATING	4.150% 10/16/2028 DD 10/11/18	305,000	301,279	303,463
EVERGREEN CREDIT CARD 2 A 144A	VAR RT 07/15/2022 DD 07/31/18	415,000	415,000	414,801
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	30,000	29,993	29,341
FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	79,213	76,075	84,091
FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	32,425	31,141	34,226
FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	14,779	14,194	15,660
FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	365	351	383
FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	72,067	69,116	75,994
FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	120,224	118,721	127,225
FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	1,983,975	2,049,229	2,041,351
FHLMC POOL #B1-1979	5.500% 01/01/2019 DD 01/01/04	180	180	180
FHLMC POOL #B1-5992	5.500% 08/01/2019 DD 08/01/04	1,735	1,797	1,738
FHLMC POOL #B1-6466	5.500% 09/01/2019 DD 09/01/04	6,207	6,214	6,223
FHLMC POOL #E0-1648	5.500% 05/01/2019 DD 05/01/04	137	142	137
FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	30,194	28,361	32,067
FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	101,921	102,622	108,958
FHLMC POOL #G0-8741	3.000% 01/01/2047 DD 12/01/16	7,290,308	7,490,791	7,107,685
FHLMC POOL #G0-8796	3.500% 12/01/2047 DD 12/01/17	617,366	611,361	617,249
FHLMC POOL #G0-8804	3.500% 02/01/2048 DD 02/01/18	2,062,630	2,042,567	2,062,197
FHLMC POOL #G0-8816	3.500% 05/01/2048 DD 05/01/18	988,141	976,754	987,904
FHLMC POOL #Q4-6279	3.500% 02/01/2047 DD 02/01/17	482,832	476,872	483,590
FHLMC POOL #Q5-3034	3.500% 12/01/2047 DD 12/01/17	321,912	318,203	321,851
FHLMC POOL #Q5-5617	3.500% 04/01/2048 DD 04/01/18	370,968	366,693	370,875
FHLMC POOL #Q5-6545	3.500% 06/01/2048 DD 06/01/18	545,345	540,041	545,203
FHLMC POOL #Q5-6606	3.500% 06/01/2048 DD 06/01/18	1,247,095	1,234,965	1,246,771
FHLMC MULTICLASS MTG 3883 PB	3.000% 05/15/2041 DD 06/01/11	100,517	100,117	100,576
FHLMC MULTICLASS MTG K003 A5	5.085% 03/25/2019 DD 06/01/09	145,745	147,202	145,627
FHLMC MULTICLASS MTG K068 A2	3.244% 08/25/2027 DD 10/01/17	382,000	393,447	380,373
FIDELITY NATIONAL INFORMATION	2.250% 08/15/2021 DD 08/16/16	175,000	174,976	168,994
FIFTH THIRD BANK/CINCINNATI OH	2.875% 10/01/2021 DD 09/05/14	300,000	298,455	296,457
FIRST NATIONAL MASTER NOTE 1 A	VAR RT 10/15/2024 DD 10/17/18	270,000	270,000	270,014
FISERV INC	3.800% 10/01/2023 DD 09/25/18	340,000	339,844	342,118
FLUOR CORP	4.250% 09/15/2028 DD 08/29/18	140,000	139,702	136,384
FNMA POOL #0252441	6.000% 05/01/2019 DD 04/01/99	157	172	169
FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	42,372	41,543	45,082
FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	91,930	104,732	98,983
FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	150,256	171,115	161,806
FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	39,938	37,936	42,404

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	14,645	14,741	15,576
FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	22,768	22,917	24,505
FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	43,690	43,976	46,757
FNMA POOL #0735383	5.000% 04/01/2035 DD 03/01/05	370,603	414,996	393,484
FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	12,182	11,983	12,929
FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	16,025	15,762	16,821
FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	2,189	2,153	2,323
FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	23,897	23,505	25,360
FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	2,785	2,643	2,955
FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	15,896	15,635	16,820
FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	29,234	28,754	31,017
FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	23,561	23,174	24,775
FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	42,760	42,058	45,400
FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	43,119	41,697	45,769
FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	15,140	14,382	16,065
FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	12,710	12,073	13,368
FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	7,082	6,729	7,419
FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	44,193	41,978	46,911
FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	12,280	11,656	13,017
FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	2,125	2,083	2,287
FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	301,953	301,246	324,322
FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	99,699	96,405	105,885
FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	78,314	89,197	84,338
FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	18,994	18,641	20,250
FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	4,352	4,134	4,618
FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	8,062	7,912	8,568
FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	81,920	79,994	85,814
FNMA POOL #0AL5249	4.500% 01/01/2043 DD 04/01/14	720,946	779,860	754,902
FNMA POOL #0AN6110	3.000% 07/01/2027 DD 07/01/17	515,000	526,064	502,187
FNMA POOL #0AN6257	3.160% 08/01/2027 DD 08/01/17	690,000	709,838	679,712
FNMA POOL #0AN7376	2.880% 11/01/2027 DD 11/01/17	730,112	733,078	704,653
FNMA POOL #0AN8322	3.190% 02/01/2028 DD 02/01/18	590,000	586,635	583,557
FNMA POOL #0AN8695	3.550% 03/01/2028 DD 03/01/18	710,000	726,391	720,409
FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	892,853	901,223	877,496
FNMA POOL #0BJ8622	3.500% 05/01/2048 DD 04/01/18	178,043	176,485	178,059
FNMA POOL #0BK5010	3.500% 06/01/2048 DD 06/01/18	799,309	792,315	799,373
FNMA POOL #0CA1191	3.500% 11/01/2047 DD 01/01/18	192,627	191,001	192,640
FNMA POOL #0MA3120	3.500% 09/01/2047 DD 08/01/17	1,735,534	1,796,745	1,736,714
FNMA POOL #0MA3305	3.500% 02/01/2048 DD 02/01/18	1,082,473	1,069,745	1,082,549
FNMA GTD REMIC P/T 12-18 GA	2.000% 12/25/2041 DD 02/01/12	171,710	162,293	165,520
FNMA GTD REMIC P/T 12-21 PQ	2.000% 09/25/2041 DD 02/01/12	88,925	84,187	85,241
FNMA GTD REMIC P/T 12-52 PA	3.500% 05/25/2042 DD 04/01/12	102,794	104,123	104,987

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

FNMA GTD REMIC P/T 12-75 KC	2.500% 12/25/2041 DD 06/01/12	182,596	177,147	178,649
FNMA GTD REMIC P/T 15-48 QB	3.000% 02/25/2043 DD 06/01/15	240,699	242,739	238,850
FNMA GTD REMIC P/T 16-11 GA	2.500% 03/25/2046 DD 02/01/16	156,608	151,811	153,262
FNMA GTD REMIC P/T 17-34 JK	3.000% 05/25/2047 DD 04/01/17	146,460	141,838	145,182
FNMA GTD REMIC P/T 17-72 B	3.000% 09/25/2047 DD 08/01/17	215,555	214,991	214,764
FNMA GTD REMIC P/T 17-72 CD	3.000% 09/25/2047 DD 08/01/17	220,063	218,915	219,599
FNMA GTD REMIC P/T 18-23 LA	3.500% 04/25/2048 DD 03/01/18	205,494	207,501	212,355
FNMA GTD REMIC P/T 18-38 PC	3.500% 03/25/2045 DD 05/01/18	253,413	253,967	256,943
FNMA GTD REMIC P/T 18-77 PA	3.500% 02/25/2048 DD 09/01/18	119,950	119,425	121,365
FNMA GTD REMIC P/T 18-80 GD	3.500% 12/25/2047 DD 09/01/18	461,691	457,020	467,000
FORD MOTOR CREDIT CO LLC	3.815% 11/02/2027 DD 11/02/17	200,000	183,512	168,742
FORTIS INC/CANADA	2.100% 10/04/2021 DD 04/04/17	75,000	74,809	72,103
FORTIS INC/CANADA	3.055% 10/04/2026 DD 04/04/17	200,000	198,266	182,578
FORTIVE CORP	2.350% 06/15/2021 DD 06/15/17	360,000	362,588	351,025
GENERAL DYNAMICS CORP	2.875% 05/11/2020 DD 05/11/18	760,000	757,310	760,524
GENERAL MOTORS CO	5.000% 10/01/2028 DD 09/10/18	255,000	254,911	241,620
GENERAL MOTORS FINANCIAL CO IN	4.300% 07/13/2025 DD 07/13/15	330,000	323,872	312,715
GENERAL MOTORS FINANCIAL CO IN	5.250% 03/01/2026 DD 03/01/16	175,000	182,266	171,238
GEORGIA POWER CO	3.250% 03/30/2027 DD 03/03/17	75,000	74,915	70,165
GEORGIA POWER CO	2.000% 09/08/2020 DD 08/08/17	251,000	245,436	245,300
GLAXOSMITHKLINE CAPITAL INC	3.375% 05/15/2023 DD 05/15/18	270,000	268,734	271,029
GLAXOSMITHKLINE CAPITAL PLC	3.125% 05/14/2021 DD 05/15/18	270,000	269,274	270,340
GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	145,000	145,061	141,814
GNMA POOL #0345910	6.000% 12/15/2023 DD 12/01/93	2,398	2,499	2,572
GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	618	644	663
GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	1,164	1,213	1,249
GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	813	847	888
GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	9,563	9,996	10,260
GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	608	627	656
GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	10,343	10,811	11,096
GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	136,420	147,328	140,657
GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	642,299	693,658	662,095
GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	46,950	50,750	48,395
GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	125,180	135,312	129,058
GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	138,310	143,097	150,536
GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	40,116	41,858	45,513
GNMA GTD REMIC P/T 13-37 LG	2.000% 01/20/2042 DD 03/01/13	273,824	255,512	261,411
GNMA II POOL #0MA4652	3.500% 08/20/2047 DD 08/01/17	2,512,621	2,616,659	2,529,305
GNMA II POOL #0MA4961	3.000% 01/20/2048 DD 01/01/18	384,872	371,657	379,099
GNMA II POOL #0MA5018	3.000% 02/20/2048 DD 02/01/18	3,867,437	3,734,645	3,809,387
GOLDMAN SACHS GROUP INC/THE	VAR RT 11/29/2023 DD 11/29/13	300,000	304,878	297,303
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	285,000	303,235	298,404

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	80,000	79,758	78,942
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	210,000	210,000	195,168
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	295,000	293,151	281,011
GOLDMAN SACHS GROUP INC/THE	VAR RT 05/01/2029 DD 04/23/18	320,000	315,024	307,965
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	305,000	318,554	288,423
GOLDMAN SACHS GROUP INC/THE	2.350% 11/15/2021 DD 09/27/16	115,000	114,882	110,884
GOLDMAN SACHS GROUP INC/THE	3.500% 11/16/2026 DD 11/16/16	230,000	212,920	212,440
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	25,000	24,920	23,919
GOLDMAN SACHS GROUP INC/THE	VAR RT 10/31/2022 DD 10/31/17	180,000	180,000	174,818
GS MORTGAGE SECURITIES GS5 A4	3.674% 03/10/2050 DD 03/01/17	445,000	467,226	444,439
HESS CORP	4.300% 04/01/2027 DD 09/28/16	280,000	279,288	256,572
HOME DEPOT INC/THE	2.125% 09/15/2026 DD 09/15/16	120,000	118,685	108,019
HOME DEPOT INC/THE	3.250% 03/01/2022 DD 12/06/18	115,000	114,685	116,194
HSBC HOLDINGS PLC	3.400% 03/08/2021 DD 03/08/16	240,000	239,453	239,378
HSBC HOLDINGS PLC	2.950% 05/25/2021 DD 05/25/16	400,000	403,752	394,844
HUMANA INC	2.500% 12/15/2020 DD 12/21/17	125,000	124,933	123,115
INTEL CORP	3.100% 07/29/2022 DD 07/29/15	55,000	58,720	55,058
INTESA SANPAOLO SPA 144A	3.375% 01/12/2023 DD 01/12/18	200,000	199,480	185,270
INTESA SANPAOLO SPA 144A	3.875% 01/12/2028 DD 01/12/18	200,000	198,428	170,808
JOHN DEERE CAPITAL CORP	2.650% 01/06/2022 DD 01/06/17	105,000	104,971	102,992
JOHN DEERE CAPITAL CORP	2.350% 01/08/2021 DD 01/08/18	225,000	224,883	221,915
JOHN DEERE CAPITAL CORP	3.450% 06/07/2023 DD 06/07/18	85,000	84,953	85,321
JOHNSON & JOHNSON	2.950% 03/03/2027 DD 03/03/17	5,000	4,995	4,808
JP MORGAN CHASE COMMERC JP3 A5	2.870% 08/15/2049 DD 09/01/16	270,000	264,727	257,000
JPMBB COMMERCIAL MORTGA C32 A5	3.598% 11/15/2048 DD 10/01/15	322,000	351,219	323,607
JPMORGAN CHASE & CO	2.295% 08/15/2021 DD 08/08/16	465,000	466,588	453,673
JPMORGAN CHASE & CO	4.350% 08/15/2021 DD 08/10/11	250,000	248,800	255,833
JPMORGAN CHASE & CO	4.500% 01/24/2022 DD 01/23/12	105,000	112,184	108,191
JPMORGAN CHASE & CO	2.550% 03/01/2021 DD 03/01/16	80,000	79,940	78,872
JPMORGAN CHASE & CO	3.300% 04/01/2026 DD 03/23/16	100,000	99,881	95,233
JPMORGAN CHASE & CO	VAR RT 01/23/2029 DD 01/23/18	320,000	320,000	303,008
JPMORGAN CHASE & CO	VAR RT 04/23/2029 DD 04/23/18	95,000	94,389	93,134
JPMORGAN CHASE & CO	VAR RT 07/23/2024 DD 07/23/18	345,000	345,000	345,624
KRAFT HEINZ FOODS CO	3.000% 06/01/2026 DD 05/24/16	320,000	318,598	285,466
KRAFT HEINZ FOODS CO	4.625% 01/30/2029 DD 06/15/18	140,000	136,685	138,421
MARATHON OIL CORP	2.800% 11/01/2022 DD 10/29/12	130,000	119,753	122,100
MARSH & MCLENNAN COS INC	4.050% 10/15/2023 DD 09/27/13	375,000	373,523	380,483
MARSH & MCLENNAN COS INC	3.500% 03/10/2025 DD 09/10/14	65,000	64,796	63,853
MASTER CREDIT CARD T 3A A 144A	VAR RT 01/21/2022 DD 08/14/18	455,000	455,000	455,541
MCDONALD'S CORP	3.350% 04/01/2023 DD 03/16/18	195,000	194,926	194,013
MCKESSON CORP	3.650% 11/30/2020 DD 11/30/18	470,000	469,784	472,247
MERCEDES-BENZ AUTO LEASE B A3	3.210% 09/15/2021 DD 11/20/18	450,000	449,990	451,850

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

METHANEX CORP	3.250% 12/15/2019 DD 12/17/12	345,000	348,129	342,409
METROPOLITAN LIFE GLOBAL 144A	2.400% 01/08/2021 DD 01/10/18	380,000	379,586	374,213
MICROCHIP TECHNOLOGY INC 144A	3.922% 06/01/2021 DD 05/29/18	210,000	210,000	208,318
MICROSOFT CORP	2.000% 08/08/2023 DD 08/08/16	85,000	84,746	81,724
MICROSOFT CORP	2.400% 08/08/2026 DD 08/08/16	195,000	191,669	181,808
MICROSOFT CORP	2.875% 02/06/2024 DD 02/06/17	10,000	9,927	9,906
MOODY'S CORP	2.625% 01/15/2023 DD 01/15/18	50,000	49,883	47,732
MORGAN STANLEY	4.350% 09/08/2026 DD 09/08/14	175,000	174,692	170,065
MORGAN STANLEY	2.750% 05/19/2022 DD 05/19/17	200,000	199,582	194,576
MORGAN STANLEY	VAR RT 04/24/2024 DD 04/24/18	310,000	310,000	307,359
MORGAN STANLEY	2.500% 01/24/2019 DD 01/24/14	100,000	99,632	99,959
MORGAN STANLEY	2.450% 02/01/2019 DD 01/27/16	125,000	127,498	124,939
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	245,000	244,177	239,806
MORGAN STANLEY	4.875% 11/01/2022 DD 10/23/12	20,000	20,161	20,610
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	620,000	616,558	573,271
MORGAN STANLEY	3.950% 04/23/2027 DD 04/23/15	90,000	89,676	84,851
MORGAN STANLEY BANK OF C14 A5	4.064% 02/15/2047 DD 02/01/14	25,000	26,743	25,758
MORGAN STANLEY BANK OF C22 A4	3.306% 04/15/2048 DD 04/01/15	569,000	577,002	562,166
MORGAN STANLEY BANK OF C26 A5	3.531% 10/15/2048 DD 11/01/15	441,000	479,019	440,413
MORGAN STANLEY BANK OF C28 A4	3.544% 01/15/2049 DD 02/01/16	563,000	576,349	562,088
MORGAN STANLEY BANK OF C30 A5	2.860% 09/15/2049 DD 09/01/16	590,000	580,962	560,004
MPLX LP	4.125% 03/01/2027 DD 02/10/17	100,000	99,834	95,211
MYLAN INC 144A	4.550% 04/15/2028 DD 04/09/18	95,000	94,764	88,543
MYLAN NV	3.750% 12/15/2020 DD 12/15/16	95,000	94,970	94,956
MYLAN NV	3.150% 06/15/2021 DD 12/15/16	235,000	234,727	229,821
MYLAN NV	3.950% 06/15/2026 DD 12/15/16	45,000	42,359	41,013
NATIONAL RURAL UTILITIES COOPE	2.300% 11/01/2020 DD 10/27/15	170,000	169,657	167,544
NATIONAL RURAL UTILITIES COOPE	2.400% 04/25/2022 DD 04/25/17	75,000	74,979	72,983
NESTLE HOLDINGS INC 144A	3.350% 09/24/2023 DD 09/24/18	325,000	324,942	328,218
NEW YORK LIFE GLOBAL FUND 144A	2.000% 04/13/2021 DD 04/13/16	340,000	340,853	331,296
NXP BV / NXP FUNDING LLC 144A	4.875% 03/01/2024 DD 12/06/18	370,000	370,204	371,624
OBP DEPOSITOR LLC T OBP A 144A	4.646% 07/15/2045 DD 07/01/10	150,000	157,838	152,517
PACIFIC GAS & ELECTRIC CO	3.400% 08/15/2024 DD 08/18/14	30,000	28,322	26,017
PACIFIC GAS & ELECTRIC CO	2.950% 03/01/2026 DD 03/01/16	375,000	349,642	308,321
PACIFIC GAS & ELECTRIC CO	3.300% 12/01/2027 DD 11/29/17	100,000	88,906	81,605
PENSKE TRUCK LEASING CO L 144A	4.875% 07/11/2022 DD 07/13/12	155,000	159,446	160,481
PENSKE TRUCK LEASING CO L 144A	3.375% 02/01/2022 DD 02/02/15	120,000	125,686	118,661
PENSKE TRUCK LEASING CO L 144A	3.900% 02/01/2024 DD 05/10/18	35,000	34,929	34,738
PETROLEOS MEXICANOS	6.500% 01/23/2029 DD 10/23/18	15,000	14,993	13,988
PETROLEOS MEXICANOS	4.875% 01/24/2022	40,000	40,890	38,940
PETROLEOS MEXICANOS	4.625% 09/21/2023	99,000	99,575	92,912
PETROLEOS MEXICANOS	5.350% 02/12/2028	125,000	125,000	109,063

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

PFIZER INC	3.200% 09/15/2023 DD 09/07/18	65,000	64,868	65,257
PFIZER INC	3.600% 09/15/2028 DD 09/07/18	65,000	64,897	65,246
PHILIP MORRIS INTERNATIONAL IN	3.250% 11/10/2024 DD 11/10/14	290,000	285,711	283,020
PHILIP MORRIS INTERNATIONAL IN	2.375% 08/17/2022 DD 08/17/17	190,000	189,120	182,598
PIONEER NATURAL RESOURCES CO	4.450% 01/15/2026 DD 12/07/15	115,000	122,749	116,110
REYNOLDS AMERICAN INC	4.000% 06/12/2022 DD 06/12/15	240,000	247,779	237,413
REYNOLDS AMERICAN INC	4.450% 06/12/2025 DD 06/12/15	30,000	30,518	28,927
ROYAL BANK OF CANADA	2.150% 10/26/2020 DD 10/26/17	360,000	359,791	354,470
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	170,000	188,753	177,371
SABINE PASS LIQUEFACTION LLC	4.200% 03/15/2028 DD 03/06/17	5,000	4,995	4,783
SALESFORCE.COM INC	3.250% 04/11/2023 DD 04/11/18	140,000	139,916	140,720
SALESFORCE.COM INC	3.700% 04/11/2028 DD 04/11/18	95,000	94,976	95,503
SANTANDER DRIVE AUTO RECE 5 A3	3.190% 03/15/2022 DD 10/24/18	200,000	199,974	199,384
SANTANDER HOLDINGS USA INC	3.700% 03/28/2022 DD 09/28/17	265,000	268,747	260,257
SEMPRA ENERGY	2.400% 02/01/2020 DD 01/12/18	210,000	209,714	207,176
SHERWIN-WILLIAMS CO/THE	2.750% 06/01/2022 DD 05/16/17	105,000	104,935	101,641
SHERWIN-WILLIAMS CO/THE	3.450% 06/01/2027 DD 05/16/17	190,000	182,270	177,112
SOUTH CAROLINA ELECTRIC & GAS	3.500% 08/15/2021 DD 08/17/18	220,000	219,993	220,618
SOUTHERN CALIFORNIA EDISON CO	2.900% 03/01/2021 DD 03/05/18	425,000	424,822	419,747
SOUTHERN CALIFORNIA EDISON CO	3.400% 06/01/2023 DD 06/04/18	210,000	209,782	208,795
SOUTHERN CALIFORNIA GAS CO	2.600% 06/15/2026 DD 06/03/16	130,000	129,748	121,958
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	15,000	14,987	14,486
SOUTHERN CO/THE	3.250% 07/01/2026 DD 05/24/16	175,000	164,176	163,931
STARBUCKS CORP	3.800% 08/15/2025 DD 08/10/18	355,000	351,578	351,067
STARBUCKS CORP	4.000% 11/15/2028 DD 08/10/18	85,000	84,905	84,312
STATE STREET CORP	VAR RT 12/03/2024 DD 12/03/18	110,000	110,000	110,262
SUNCOR ENERGY INC	3.600% 12/01/2024 DD 11/25/14	165,000	163,938	161,387
SYNCHRONY FINANCIAL	3.700% 08/04/2026 DD 08/04/16	100,000	92,965	84,824
SYNGENTA FINANCE NV 144A	5.182% 04/24/2028 DD 04/24/18	440,000	423,974	408,034
SYNGENTA FINANCE NV 144A	4.892% 04/24/2025 DD 04/24/18	200,000	200,000	189,110
TELEFONICA EMISIONES SA	4.103% 03/08/2027 DD 03/08/17	395,000	375,866	379,437
TEXAS EASTERN TRANSMISSIO 144A	3.500% 01/15/2028 DD 01/09/18	60,000	59,689	56,648
THERMO FISHER SCIENTIFIC INC	3.000% 04/15/2023 DD 04/13/16	150,000	149,268	145,934
THERMO FISHER SCIENTIFIC INC	2.950% 09/19/2026 DD 09/19/16	65,000	64,212	59,985
TOYOTA AUTO RECEIVABLES 2 D A4	3.300% 02/15/2024 DD 11/07/18	175,000	174,964	177,154
TRANSCANADA PIPELINES LTD	4.250% 05/15/2028 DD 05/07/18	270,000	267,894	267,392
TRANSCONTINENTAL GAS PIPE LINE	4.000% 03/15/2028 DD 09/15/18	35,000	34,388	34,224
TRILLIUM CREDIT CARD 2A A 144A	VAR RT 09/26/2023 DD 10/12/18	455,000	455,000	454,600
U S TREASURY NOTE	1.375% 02/29/2020 DD 02/28/15	7,125,000	7,128,896	7,025,393
U S TREASURY NOTE	3.125% 05/15/2021 DD 05/15/11	5,347,000	5,421,774	5,426,349
U S TREASURY NOTE	0.750% 07/15/2019 DD 07/15/16	2,460,000	2,449,397	2,436,458
U S TREASURY NOTE	1.375% 02/15/2020 DD 02/15/17	2,958,000	2,945,154	2,917,209

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

UBS AG/LONDON 144A	2.450% 12/01/2020 DD 11/30/17	215,000	214,802	210,982
UBS GROUP FUNDING SWITZER 144A	2.950% 09/24/2020 DD 09/24/15	205,000	204,649	202,833
UNION PACIFIC CORP	3.750% 07/15/2025 DD 06/08/18	340,000	339,986	343,227
UNITED TECHNOLOGIES CORP	2.800% 05/04/2024 DD 05/04/17	350,000	349,272	329,910
UNITED TECHNOLOGIES CORP	3.125% 05/04/2027 DD 05/04/17	125,000	118,554	115,455
UNITED TECHNOLOGIES CORP	3.650% 08/16/2023 DD 08/16/18	420,000	419,962	418,354
UNITED TECHNOLOGIES CORP	3.950% 08/16/2025 DD 08/16/18	40,000	39,932	39,690
UNITEDHEALTH GROUP INC	2.300% 12/15/2019 DD 12/08/14	245,000	250,635	243,388
UNITEDHEALTH GROUP INC	1.700% 02/15/2019 DD 02/25/16	130,000	129,952	129,791
UNITEDHEALTH GROUP INC	2.125% 03/15/2021 DD 02/25/16	260,000	259,207	254,569
UNITEDHEALTH GROUP INC	3.150% 06/15/2021 DD 06/19/18	60,000	59,968	60,080
UNITEDHEALTH GROUP INC	3.700% 12/15/2025 DD 12/17/18	55,000	54,889	55,549
US TREAS-CPI INFLAT	0.625% 01/15/2026 DD 01/15/16	4,416,513	4,382,575	4,298,901
US TREAS-CPI INFLAT	0.625% 07/15/2021 DD 07/15/11	1,240,888	1,288,151	1,227,337
VALE OVERSEAS LTD	6.250% 08/10/2026	255,000	280,378	275,400
VALERO ENERGY CORP	3.400% 09/15/2026 DD 09/12/16	155,000	153,934	142,188
VALERO ENERGY PARTNERS LP	4.500% 03/15/2028 DD 03/29/18	260,000	259,116	254,582
VERIZON COMMUNICATIONS INC	3.500% 11/01/2024 DD 10/29/14	110,000	111,697	108,491
VERIZON COMMUNICATIONS INC	4.125% 03/16/2027 DD 03/16/17	440,000	443,568	440,339
VERIZON COMMUNICATIONS INC	4.329% 09/21/2028 DD 06/21/18	85,000	84,425	85,349
VIACOM INC	4.250% 09/01/2023 DD 08/19/13	395,000	406,402	393,460
VODAFONE GROUP PLC	3.750% 01/16/2024 DD 05/30/18	265,000	262,755	261,192
VOLKSWAGEN AUTO LOAN ENHA 2 A3	3.250% 04/20/2023 DD 11/21/18	355,000	354,985	357,939
VOLKSWAGEN GROUP OF AMERI 144A	3.875% 11/13/2020 DD 11/13/18	220,000	219,833	221,074
WALMART INC	3.400% 06/26/2023 DD 06/27/18	365,000	364,901	368,763
WARNER MEDIA LLC	3.600% 07/15/2025 DD 06/04/15	255,000	258,405	241,516
WARNER MEDIA LLC	3.875% 01/15/2026 DD 11/20/15	120,000	122,145	114,612
WELLS FARGO & CO	2.500% 03/04/2021 DD 03/04/16	75,000	74,983	73,768
WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	240,000	238,923	223,642
WELLS FARGO & CO	VAR RT 10/31/2023 DD 10/31/16	120,000	120,000	119,629
WELLS FARGO & CO	4.125% 08/15/2023 DD 08/15/13	310,000	308,224	311,832
WELLS FARGO & CO	VAR RT 05/22/2028 DD 05/22/17	300,000	300,000	288,024
WELLS FARGO & CO	2.625% 07/22/2022 DD 07/24/17	475,000	474,582	458,024
WELLS FARGO BANK NA	2.600% 01/15/2021 DD 01/23/18	250,000	249,865	246,895
WELLS FARGO BANK NA	3.625% 10/22/2021 DD 10/23/18	345,000	344,962	347,042
WESTERN MIDSTREAM OPERATING LP	4.500% 03/01/2028 DD 03/02/18	195,000	189,813	182,270
WESTERN MIDSTREAM OPERATING LP	4.750% 08/15/2028 DD 08/09/18	190,000	184,481	180,865
WFRBS COMMERCIAL MORTG LC14 A5	4.045% 03/15/2047 DD 02/01/14	85,000	90,814	87,677
WILLIAMS COS INC/THE	4.300% 03/04/2024 DD 03/04/14	30,000	29,937	29,895
WILLIAMS COS INC/THE	3.900% 01/15/2025 DD 06/27/14	75,000	74,768	72,867
WILLIS NORTH AMERICA INC	3.600% 05/15/2024 DD 05/16/17	110,000	110,160	107,400

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY, INC.
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2018

WRKCO INC 144A	4.650% 03/15/2026 DD 12/03/18	225,000	224,672	228,438
COMMIT TO PUR FHLMC GOLD SFM	3.000% 01/01/2034 DD 01/01/19	900,000	(889,453)	(889,453)
COMMIT TO PUR FHLMC GOLD SFM	4.000% 01/01/2049 DD 01/01/19	3,300,000	(3,336,609)	(3,336,609)
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2049 DD 01/01/19	1,000,000	(1,031,563)	(1,031,563)
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2049 DD 01/01/19	1,000,000	(1,031,563)	(1,031,563)
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2049 DD 01/01/19	(1,000,000)	1,031,641	1,031,641
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2049 DD 01/01/19	400,000	(390,203)	(390,203)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2049 DD 01/01/19	400,000	(390,219)	(390,219)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2049 DD 01/01/19	900,000	(890,684)	(890,684)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2049 DD 01/01/19	1,500,000	(1,509,609)	(1,509,609)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2049 DD 01/01/19	1,600,000	(1,618,000)	(1,618,000)
COMMIT TO PUR GNMA II JUMBOS	3.500% 11/01/2048 DD 11/01/18	4,105,000	(4,094,738)	(4,094,738)
COMMIT TO PUR GNMA II JUMBOS	3.500% 11/01/2048 DD 11/01/18	4,000,000	(3,983,750)	(3,983,750)
COMMIT TO PUR GNMA II JUMBOS	4.000% 01/20/2049 DD 01/01/19	2,200,000	(2,236,781)	(2,236,781)
COMMIT TO PUR GNMA II JUMBOS	4.500% 01/20/2048 DD 01/01/19	700,000	(722,313)	(722,313)
COMMIT TO PUR GNMA II JUMBOS	4.500% 01/20/2048 DD 01/01/19	600,000	(619,406)	(619,406)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		46,762,292	46,762,292
TOTAL UNDERLYING ASSETS			$282,357,509	$278,931,006

MET TOWER LIFE 38025 - 68.1% of MARKET VALUE				$189,839,503
IGT INVESCO SHORT-TERM BOND FUND				129,109,959
FAIR VALUE BANK OF MET LIFE TOWER 38025				318,949,462
MET TOWER LIFE 38025 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				4,122,426
MET TOWER LIFE 38025 - CONTRACT VALUE				$323,071,888

RGA RGA00036 - 31.9% of MARKET VALUE				$89,091,503
IGT INVESCO SHORT-TERM BOND FUND				130,011,740
FAIR VALUE RGA RGA00036				219,103,243
RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				2,867,301
RGA RGA00036 - CONTRACT VALUE				$221,970,544

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

23.1 *	Consent of BDO USA, LLP

23.2 *	Consent of Plante & Moran, PLLC

* Filed herewith

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 28, 2019	BY: /s/ BRYAN JENDRETZKE
Bryan Jendretzke
Global Benefits Director and Plan Administrator